Exhibit 4.1

EXECUTION VERSION

SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

among

WALTER ENERGY, INC.,

as Borrower,

EACH DOMESTIC SUBSIDIARY OF WALTER ENERGY, INC.,

as Guarantor,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CITIBANK, N.A.,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of February 8, 2016

6.09	Insurance	37
6.10	Fees	37
6.11	Patriot Act	37
6.12	[Reserved]	37
6.13	Approved Budget	37
6.14	Capital Expenditure Budget	37
6.15	Bankruptcy Matters	38

SECTION 7	Conditions Precedent to All Credit Events	38

7.01	No Default; Representations and Warranties	38
7.02	Notice of Withdrawal	39
7.03	Withdrawal Conditions	39
7.04	Sale Order	39
7.05	Asset Purchase Agreement	39
7.06	Final DIP Order	39
7.07	Fees and Expenses, Etc.	39
7.08	Bankruptcy Matters	39
7.09	Letter of Direction	39

SECTION 8	Representations, Warranties and Agreements	40

8.01	Organization; Powers	40
8.02	Authorization; Enforceability	40
8.03	No Violation	40
8.04	Approvals	41
8.05	Financial Statements; Financial Condition	41
8.06	Litigation; Defaults	42
8.07	True and Complete Disclosure	42
8.08	Ownership of Property; Liens; Investments	42
8.09	Tax Returns and Payments	43
8.10	Compliance with ERISA	43
8.11	[Reserved]	45
8.12	Insurance	45
8.13	Subsidiaries	45
8.14	Compliance with Statutes, etc.	45
8.15	Investment Company Act; Margin Regulations	45
8.16	Environmental Matters	45
8.17	Employment and Labor Relations	46
8.18	Intellectual Property, etc.	46
8.19	Representations and Warranties in Asset Purchase Agreement	47
8.20	Foreign Assets Control Regulations, Etc.	47
8.21	[Reserved]	47
8.22	Permits; Licenses	47
8.23	Bank Accounts and Securities Accounts	48
8.24	[Reserved]	48
8.25	Reorganization Matters; Administrative Priority; Lien Priority	48

SECTION 9	Affirmative Covenants	49

9.01	Information Covenants	49
9.02	Books, Records and Inspections	52
9.03	Maintenance of Property; Insurance	53
9.04	Existence; Franchises	53
9.05	Compliance with Statutes, etc.	53
9.06	Compliance with Environmental Laws	54
9.07	ERISA	55
9.08	End of Fiscal Years; Fiscal Quarters	55
9.09	Payment of Taxes	55
9.10	Use of Proceeds	55
9.11	Additional Security; Further Assurances; etc.	56
9.12	Pleadings	58
9.13	Bi-Weekly Calls	58
9.14	Cooperation	58
9.15	Cash Management	59

SECTION 10	Negative Covenants	59

10.01	Liens	59
10.02	Fundamental Changes	61
10.03	Restricted Payments	62
10.04	Indebtedness	62
10.05	Investments	63
10.06	Transactions with Affiliates	65
10.07	Asset Sales	65
10.08	Limitation on Certain Restrictions on Subsidiaries	66
10.09	Business; etc.	67
10.10	Financial Covenants	67
10.11	Amendments of Organization Documents	67
10.12	Chapter 11 Cases	68
10.13	Prepayments, Etc. of Indebtedness	68
10.14	Sale Leasebacks	68
10.15	Anti-Terrorism Laws	68
10.16	Intercompany Limitation	69

SECTION 11	Events of Default	69

11.01	Payments	69
11.02	Representations, etc.	69
11.03	Covenants	69
11.04	Default Under Other Agreements	69
11.05	Bankruptcy, etc.	70
11.06	ERISA	70
11.07	Security Documents	70
11.08	Guaranties	70

11.09	Judgments	70
11.10	Change of Control	71
11.11	Sale of all or Substantially all Assets	71
11.12	Chapter 11 Cases	71
11.13	Application of Proceeds	74

SECTION 12	The Administrative Agent	74

12.01	Appointment	74
12.02	Nature of Duties	75
12.03	Lack of Reliance on the Administrative Agent	75
12.04	Certain Rights of the Administrative Agent	75
12.05	Reliance	76
12.06	Indemnification	76
12.07	Resignation by the Administrative Agent	76
12.08	Collateral Matters	77
12.09	Delivery of Information	78

SECTION 13	Guaranty	78

13.01	Guaranty	78
13.02	Amendments, etc. with respect to the Obligations	79
13.03	Guaranty Absolute and Unconditional	79
13.04	Reinstatement	81
13.05	Payments	81
13.06	Information	81
13.07	Indemnity and Subrogation	81
13.08	Contribution and Subrogation	82
13.09	Subordination	82

SECTION 14	Miscellaneous	82

14.01	Payment of Expenses; Indemnifications etc.	82
14.02	Right of Setoff	84
14.03	Notices	85
14.04	Benefit of Agreement; Assignments; Participations	85
14.05	No Waiver; Remedies Cumulative	88
14.06	Payments Pro Rata	88
14.07	Calculations; Computations	89
14.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	89
14.09	Counterparts	91
14.10	Headings Descriptive	91
14.11	Amendment or Waiver; etc.	91
14.12	Survival	93
14.13	Domicile of Loans	93
14.14	[Reserved]	93

14.15	Confidentiality	93
14.16	Patriot Act	94
14.17	Interest Rate Limitation	94
14.18	Waiver of Immunities	95
14.19	No Advisory or No Fiduciary Duty	95
14.20	Required Lender Instructions	95
14.21	Final DIP Order	96

SCHEDULE 1.01(a)	Commitments
SCHEDULE 8.13	Subsidiaries
EXHIBIT A	Form of Notice of Withdrawal
EXHIBIT B	Form of Note
EXHIBIT C-1	Form of Tax Compliance Certificate
EXHIBIT C-2	Form of Tax Compliance Certificate
EXHIBIT C-3	Form of Tax Compliance Certificate
EXHIBIT C-4	Form of Tax Compliance Certificate
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Assignment and Assumption Agreement
EXHIBIT F	Form of Intercompany Note
EXHIBIT G	Form of Administrative Questionnaire

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of February 8, 2016 among Walter Energy, Inc., a Delaware corporation, as a debtor and debtor-in-possession, as borrower (the “Borrower”), each domestic subsidiary of the Borrower (each a “Guarantor” and collectively, “Guarantors”), each Lender from time to time party hereto (collectively, the “Lenders” and individually a “Lender”), and Citibank, N.A., as administrative agent and the escrow agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Creditors (in such capacity, the “Collateral Agent” and together with the Administrative Agent, collectively, the “Agent”).  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on July 15, 2015 (the “Petition Date”), the Borrower and certain Subsidiaries of the Borrower (collectively, the “Debtors” and each individually, a “Debtor”) have commenced cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Alabama (the “Bankruptcy Court”), and the Debtors have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operations of their businesses as debtors-in-possessions; and

WHEREAS, the Borrower and the Guarantors have asked the Lenders to make post-petition term loans and provide other financial or credit accommodations to the Borrower, and the Lenders have agreed, subject to the conditions set forth herein, to extend a senior secured credit facility to the Borrower, comprised of term loans in the aggregate principal amount of up to $50,000,000.  The Lenders have severally, and not jointly, agreed to extend such credit to the Borrower, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto and agree as follows:

SECTION 1                               Definitions and Accounting Terms.

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Security Documents” shall have the meaning provided in Section 9.11(b).

“Adequate Protection Liens” shall have the meaning provided in the Final DIP Order.

“Adequate Protection Obligations” shall have the meaning provided in the Final DIP Order.

“Adjusted Net Worth” of any Guarantor at any time, shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Credit Document).

“Administrative Agent” shall have the meaning provided in the introductory paragraph hereto.

“Administrative Questionnaire” shall mean an administrative questionnaire in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agent” shall have the meaning provided in the introductory paragraph hereto.

“Agency Fees” shall mean have the meaning provided in Section 4.01(d).

“Agent Fee Letter” shall mean that certain Structuring and Agency Fee Letter, dated as of February 8, 2016, by and between Citibank, N.A. and the Borrower.

“Agreement” shall mean this Senior Secured Superpriority Debtor-in-Possession Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“APA Closing Date” shall mean the “Closing Date” as defined in the Asset Purchase Agreement.

“Approved Budget” shall have the meaning provided in Section 6.13.  For the avoidance of doubt, once delivered and approved as set forth in Section 6.13, the Approved Budget may not be amended, or modified without the prior written consent of the Required Lenders.

“Approved Collateralized Obligations” shall have the meaning provided in the Cash Collateral Order.

“Approved Fund” shall mean with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

“Approved Liens” shall have the meaning provided in the Cash Collateral Order.

“Asset Purchase Agreement” shall mean the Asset Purchase Agreement, dated as of November 5, 2015, by and among Coal Acquisition LLC, as buyer (the “Buyer”), the Borrower and certain subsidiaries of Borrower, as sellers, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Asset Sale” shall mean any sale, transfer, license, lease or sublease, assignment, conveyance or other disposition (including any sale and leaseback transaction) by the Borrower or any of its Domestic Subsidiaries of any asset or property of any kind, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, by an Person (or the granting of any option or other right to do any of the foregoing), including without limitation, any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, or the Equity Interests of any Person and any issuance of Equity Interests of any Subsidiary of the Borrower, but excluding sales of assets pursuant to Sections 10.07(b), (c), (d), (f), (g) and (h).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit E (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Availability Period” shall mean the period commencing on the Effective Date and ending on (but excluding) the Maturity Date.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Bankruptcy Court” shall have the meaning provided in the introductory paragraph hereto.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrower Materials” shall have the meaning provided in Section 9.01(j).

“Budget Testing Period” shall mean the two week period beginning with the week in which the Effective Date occurs, and each cumulative period beginning with the week in which the Effective Date occurs and ending every two weeks after the first two week period.

“Business Day” shall mean for all purposes, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Buyer” shall have the meaning provided in the definition of “Asset Purchase Agreement.”

“Canadian Entities” shall have the meaning provided in the Cash Collateral Order.

“Capital Expenditure Budget” shall have the meaning provided in Section 6.14.

“Capital Expenditure Testing Period” shall mean each cumulative period beginning January 1, 2016 and ending at the end of each calendar month thereafter.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case, taken at the amount thereof accounted for as indebtedness in accordance with such principles, provided that notwithstanding the foregoing, in no event will any obligation in respect of a lease that would have been categorized as an operating lease in accordance with GAAP on the Effective Date be considered a Capitalized Lease Obligation.

“Cash Collateral” shall have the meaning provided in the Cash Collateral Order.

“Cash Collateral Order” shall mean the Amended Final Order (A) Authorizing Postpetition Use of Cash Collateral, (B) Granting Adequate Protection to Postpetition Secured Parties and (C) Granting Related Relief [Docket No. 797], as amended from time to time with the consent of the Steering Committee and the Prepetition Administrative Agent, each in their sole discretion.

“Carve-Out” shall have the meaning provided in the Final DIP Order.

“Cash Equivalents” shall mean, as to any Person,

(a)                                 securities issued or unconditionally guaranteed by the United States government or the government of Canada and, in each case, any agency or instrumentality thereof, in each case having maturities of not more than twenty-four months from the date of acquisition thereof;

(b)                                 securities issued by any state of the United States of America, any province of Canada or any political subdivision of any such state, province or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than twenty-four months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)                                  commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d)                                 domestic, LIBOR certificates and CDOR certificates of deposit maturing no more than two years (and with respect to bankers’ acceptances, twelve months) after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;

(e)                                  repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers or recognized national standing;

(f)                                   marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)                                  shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h)                                 Investment of assets made pursuant to any non-qualified deferred compensation plan sponsored by the Borrower or its Subsidiaries.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more on a fully diluted basis of the economic or voting interests in the Borrower’s capital stock (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Chapter 11 Cases” shall have the meaning provided in the introductory paragraph hereto

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to the Final DIP Order and/or any Security Document.

“Collateral Agent” shall have the meaning provided in the introductory paragraph hereto.

“Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make a Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth opposite such Lender’s name on (a) as to any Lender that becomes a party to this Agreement on the Effective Date, Schedule 1.01(a) or (b) in the case of any Lender that becomes a party to this

Agreement after the Effective Date, the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto and assumes a portion of the Commitments, in either case, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Commitments is $50,000,000.

“Commitment Letter” shall mean the Commitment Letter dated as of January 14, 2016 among the commitment parties party thereto and the Borrower.

“Commitment Parties” shall have the meaning provided in the Commitment Letter.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consultants” shall have the meaning provided in the Final DIP Order.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Director” shall mean an individual (a) who is a member of the board of directors of the Borrower on the Effective Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months or (c) has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Agent Fee Letter and the Commitment Letter.

“Credit Event” shall mean the making of any Loan and the making of any Withdrawal.

“Credit Party” shall mean the Borrower and each Guarantor.

“Debtor” shall have the meaning provided in the introductory paragraph hereto.

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Default Rate” shall mean when used with respect to Obligations, an interest rate equal to 14% per annum, which 14% per annum shall be payable upon demand in cash.

“DIP Claims and Liens” shall have the meaning provided in the Final DIP Order.

“Disqualified Equity Interest” shall mean, with respect to any Person, any Equity Interest of such Person which, by its terms or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale event, which shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the mandatory or scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend (other than dividends payable solely in its Qualified Equity Interests), distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired (other than common Equity Interests of such Person), directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia; provided that no Subsidiary of a Foreign Subsidiary shall be deemed to be a Domestic Subsidiary; provided further that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder.

“Effective Date” shall mean the first date all conditions precedent in Section 6 are satisfied or waived in accordance with Section 14.11.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower or any of its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, petitions, pleas, charges, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings (hereafter “Claims”) relating in any way to any actual or alleged noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law, including, (a) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, local or foreign law (including principles of common law), constitution, treaty, convention, statute, rule, regulation, ordinance, code, directive, judgment, order, agreement, or other similar authority, now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, relating to pollution or protection of the environment and human health and safety (as it relates to the exposure to environmental hazards), including those relating to the presence, Release or threatened Release, or the manufacture, generation, handling, use, transportation, treatment, storage, labeling, disposal, recycling, control, cleanup, or other action or failure to act involving Hazardous Materials, or the arrangement for any such activities.

“Environmental Permit” shall mean any permit, approval, consent, waiver, franchise, registration, filing, accreditation, identification number, license, certificate or other authorization required under any Environmental Law.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or receive, warrants, options, participation or other equivalents of or interest in

(however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a)                                 any Reportable Event;

(b)                                 the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c)                                  the institution of proceedings, or the occurrence of an event or condition which constitutes grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)                                 the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan;

(e)                                  engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)                                   the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g)                                  Borrower or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than PBGC premiums due and not delinquent under Section 4007 of ERISA).

“Escrow Account” shall mean the account maintained by the Administrative Agent for purposes of holding the Loans in escrow as set forth in Section 2.01.

“Event of Default” shall have the meaning provided in Section 11.

“Executive Order” shall have the meaning provided in Section 8.19.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, cash proceeds from any Recovery Event, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), and indemnity payments.

“Facility” shall mean the aggregate amount of the Commitments and the Loans of all Lenders outstanding at such time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as enacted on the Effective Date, any amended or successor provisions that are substantively similar thereto and which do not impose criteria that are materially more onerous than those contained in such Sections as enacted on the Effective Date, any current or future Treasury regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (together with any laws implementing such agreements) implementing the foregoing.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall have the meaning provided in Section 4.01(d).

“Final DIP Order” shall mean the Order (A) Authorizing the Debtors to Obtain Senior Secured Postpetition Financing, (B) Authorizing Continued Post Petition Use of Cash Collateral, (C) Granting Adequate Protection to Prepetition Secured Parties and (D) Granting Related Relief, entered by the Bankruptcy Court, which Final DIP Order shall be in form and substance acceptable to the Debtors, the Commitment Parties and the Administrative Agent.

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Assets Control Regulations” shall have the meaning provided in Section 8.19.

“Foreign Lender” shall have the meaning provided in Section 5.05(b).

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” means the Initial Funding Date or the Second Escrowed DIP Loan Funding Date, as applicable.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if there occurs after the Effective Date any change in GAAP that affects in any respect the calculation of Applicable Margin or any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective portions as of the Effective Date and until such amendments have been agreed upon the definition of Applicable Margin and the covenants in Section 10 shall be calculated as if no change in GAAP had occurred.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall have the meaning provided in the introductory paragraph hereto.

“Guaranty” shall mean, as to any Person, without duplication, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants or substances in any form that are prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including any petroleum or petroleum products, radioactive materials, explosives, asbestos in any form, urea formaldehyde, polychlorinated biphenyls, and radon gas.

“Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the drawn amount of all letters of credit issued for the account of such Person, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (h) all obligations of such Person in respect of Disqualified Equity Interests and (i) without duplication, all Contingent Obligations of such Person, provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.  The indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of any Capitalized Lease Obligation as of any date shall be deemed to be the capitalized amount of the applicable capital lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP in respect thereof as of such date.

“Indemnified Person” shall have the meaning provided in Section 14.01(c).

“Initial Escrowed DIP Loans” shall mean the aggregate principal amount of the Loans equal to $30,000,000 funded on the Initial Funding Date pursuant to Section 2.01(a).

“Initial Funding Date” shall mean the date occurring on or after the Effective Date on which the Initial Escrowed DIP Loans are funded pursuant to Section 2.01(a).

“Initial Funding Date Withdrawal” shall mean the Withdrawal from the Escrow Account on the Initial Funding Date in an amount equal to $7,687,500; provided that the proceeds of such Initial Funding Date Withdrawal shall be used solely for the payment of (i) the Drawdown Fee with respect to such Initial Funding Date Withdrawal, (ii) the Put Option Premium and (iii) the Upfront Fee, in each case, pursuant to the terms hereunder as applicable.

“Intercompany Loans” shall have the meaning provided in Section 10.05(g).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit F (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

“Investments” shall have the meaning provided in Section 10.05.

“IP Rights” shall have the meaning set forth in Section 8.18.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 14.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender to make available its portion of any Commitment within three (3) Business Days of a Funding Date, (ii) such Lender having, or having a direct or indirect parent company that has, (x) become the subject of a proceeding under the Bankruptcy Code or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding, (y) had appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such appointment of, a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) such Lender having notified either the Borrower, the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect or (y) of the events described in preceding clause (ii); provided that, no Lender Default shall be deemed to have occurred solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the

UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 2.01.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from (a) events leading up to the commencement of the Chapter 11 Cases and (b) events that would reasonably be expected to result from the filing, commencement or administration of proceedings under Chapter 11 of the Bankruptcy Code, (ii) the ability of the Lenders, the Administrative Agent or the Collateral Agent to enforce their rights or remedies hereunder or under any other Credit Document or (iii) the ability of the Credit Parties, taken as a whole, to perform its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Material Contract” shall mean any contract or other arrangement which if terminated could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean the earliest to occur of (a) February 29, 2016, which date may be extended with the consent of the Required Lenders and shall be extended automatically to match the Outside Date (under and as defined in the Asset Purchase Agreement) if such Outside Date is extended beyond February 29, 2016; provided that in no event shall the Maturity Date be extended, either with the consent of the Required Lenders or automatically, to a date that is later than April 1, 2016, (b) the acceleration of the Loans and termination of the Commitments pursuant to Section 11, (c) the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors (including the consummation of the transactions contemplated by the Asset Purchase Agreement), and (d) the effective date of any chapter 11 plan of the Borrower or any other Debtor.

“Maximum Rate” shall have the meaning provided in Section 14.18.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which contributions are or within the immediately preceding five year period have been made (or have been required to be made) by the Borrower or any ERISA Affiliate.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from an Extraordinary Receipt or the events described in Section 5.02(a) or (b) of this Agreement, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Sale Proceeds” shall mean for any Asset Sale, (a) the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, less (b) the sum of (i) the amount if any, of all taxes paid or estimated to be payable in connection with such sale or other disposition of assets, (ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject to such sale or other disposition of assets and (y) retained by the Borrower or any of its Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds of such sale or other disposition of assets occurring on the date of such reduction, (iii) the amount of any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) secured by a Lien on the assets that are the subject of such sale or other disposition of assets to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such sale or other disposition of assets, (iv) in the case of any sale or other disposition of assets by a non-wholly-owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Subsidiary as a result thereof, and (v) reasonable and customary fees paid by the Borrower or any of its Subsidiaries in connection with any of the foregoing, in each case, only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Withdrawal” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean the office of the Administrative Agent located at 1615 Brett Road, New Castle, DE 19720 (Attn: Agency Operations; Fax: 646-274-5080; Email: glagentofficeops@citi.com) or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding), including, but not limited to, all fees, expenses (including fees and expenses of counsel, advisors or consultants retained by each of the Commitment Parties, the Administrative Agent and the Collateral Agent),

indemnification obligations and whether primary, secondary, direct, indirect, absolute, contingent, fixed or otherwise, now existing or hereafter arising (including obligations of performance) and other obligations to the extent payable hereunder.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Payment Office” shall mean the office of the Administrative Agent located at 1615 Brett Road, New Castle, DE 19720 (Attn: Agency Operations; Fax: 646-274-5080; Email: glagentofficeops@citi.com) or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning provided in the introductory paragraph hereto.

“Plan” shall mean an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or with respect to which the Borrower has any liability (including on account of an ERISA affiliate).

“Platform” shall have the meaning provided in Section 9.01(j).

“Prepetition Administrative Agent” shall mean the administrative agent under the Prepetition Credit Agreement.

“Prepetition Collateral” shall have the meaning provided in the Final DIP Order.

“Prepetition Credit Agreement” shall mean that certain Credit Agreement, dated as of April 1, 2011, by and among, inter alios, the Borrower, Western Coal Corp., Walter Energy Canada Holdings, Inc., the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Prepetition Debt Documents” shall have the meaning provided in the Final DIP Order.

“Prepetition First Lien Secured Parties” shall mean the “First Lien Secured Parties” as defined in the Final DIP Order.

“Prepetition Liens” shall have the meaning provided in the Cash Collateral Order.

“Prepetition Obligations” shall have the meaning provided in the Cash Collateral Order.

“Prepetition Secured Parties” shall have the meaning provided in the Final DIP Order.

“Prepetition Trustee” shall mean the “First Lien Trustee” as defined in the Final DIP Order.

“Projections” shall have the meaning provided in Section 8.05(c).

“Public Lender” shall have the meaning provided in Section 9.01(j).

“Qualified Equity Interest” shall mean any Equity Interest that does not constitute a Disqualified Equity Interest.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03.

“Register” shall have the meaning provided in Section 14.04(c).

“Regulation D” shall mean Regulation D of the Securities Act as from time to time in effect and any successor to all or a portion thereof.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the members, partners, directors, officers, employees, controlling persons, agents, trustees, representatives, attorneys, advisors, successors and assigns of such Person and of such Person’s Affiliates.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon any land or water or air, or otherwise entering into the environment.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Required Lenders” shall mean, at any time, at least four (4) unaffiliated Lenders who are Commitment Parties or their Affiliates holding at least 55% of the aggregate outstanding amount of the Loans and Commitments held by all Commitment Parties and their Affiliates on such date, provided that the Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Returns” shall have the meaning provided in Section 8.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale Motion” shall have the meaning provided to the term “Motion” in the Sale Order.

“Sale Order” shall mean the Order (I) Approving the Sale of the Acquired Assets Free and Clear of Claims, Liens, Interests and Encumbrances; (II) Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (III) Granting Related Relief [Docket No. 1584], entered by the Bankruptcy Court on January 8, 2016.

“SEC” shall have the meaning provided in Section 9.01(h).

“Second Escrowed DIP Loan Funding Date” shall mean the date occurring after the Initial Funding Date on which the Second Escrowed DIP Loans are funded pursuant to Section 2.01(b).

“Second Escrowed DIP Loans” shall mean the aggregate principal amount of the Loans equal to $20,000,000 funded on the Second Escrowed DIP Loan Funding Date pursuant to Section 2.01(b).

“Secured Creditors” shall mean the Commitment Parties, the Lenders, the Administrative Agent, the Collateral Agent, and their respective successors and permitted assigns.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean and include the Final DIP Order and, after the execution and delivery thereof, each Additional Security Document and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person for the benefit of the Secured Creditors.

“Steering Committee” shall have the meaning provided in the Cash Collateral Order.

“Steering Committee Advisors” shall have the meaning provided in the Final DIP Order.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Tax Compliance Certificate” shall have the meaning provided in Section 5.05(b).

“Taxes” shall have the meaning provided in Section 5.05(a).

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Trading With the Enemy Act” shall have the meaning provided in Section 8.19.

“Transaction” shall mean, collectively, (i) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, (ii) the funding of the Loans to the Escrow Account on any Funding Date, (iii) the Withdrawal of Loans from time to time during the Availability Period and the use of proceeds thereof, and (iv) the payment of all fees and expenses in connection with the foregoing.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the fair market value of that Plan’s assets (excluding any accrued but unpaid contributions), determined as of the beginning of the most recent plan year in accordance with the assumption used for funding the Plan pursuant to Sections 412 and 430 of the Code for the Plan year.

“United States” and “U.S.” shall each mean the United States of America.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal” shall mean any withdrawal by the Borrower of the Initial Escrowed DIP Loans or the Second Escrowed DIP Loans, as applicable, from the Escrow Account.

“Withdrawal Date” means the date of any Withdrawal.

1.02        Other Definitional Provisions.  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)           As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The reference herein to any Schedules to the Asset Purchase Agreement shall refer to those schedules as updated from time to time in accordance with the terms thereof.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2  Amount and Terms of Credit.

2.01        The Commitments.  Subject to and upon the terms and conditions set forth herein and the Final DIP Order, each Lender severally agrees to make a term loan or term loans denominated in Dollars (each, a “Loan” and, collectively, the “Loans”) to the Borrower as follows:

(a)           on the Initial Funding Date, each Lender with a Commitment shall fund its pro rata portion of the Initial Escrowed DIP Loans; provided that, (i) the Borrower hereby directs the Lenders to fund the Initial Escrowed DIP Loans directly to the Escrow Account, and (ii) for the avoidance of doubt, interest on the Initial Escrowed DIP Loans shall accrue on the full amount of the Initial Escrowed DIP Loans commencing on the Initial Funding Date in accordance with Section 2.08;

(b)           on the Second Escrowed DIP Loan Funding Date, solely to the extent (i) the Availability Period is extended as a result of an extension of the Maturity Date as set forth in clause (a) of the definition thereof, (ii) less than $2,500,000 of the proceeds of the Initial Escrowed DIP Loans remain in the Escrow Account, and (iii) the Administrative Agent has received a written request from the Borrower no later than five (5) Business Days prior to the proposed Second Escrowed DIP Loan Funding Date, each Lender with a Commitment shall fund its pro rata portion of the Second Escrowed DIP Loans, provided that, (x) the Borrower hereby directs the Lenders to fund the Second Escrowed DIP Loans directly to the Escrow Account, and (y) for the avoidance of doubt, interest on the Second Escrowed DIP Loans shall accrue on the full amount of the Second Escrowed DIP Loans commencing on the Second Escrowed DIP Loan Funding Date in accordance with Section 2.08;

(c)           subject to the conditions set forth in Section 2.02, (i) on or after the Initial Funding Date, Withdrawals of the proceeds of the Initial Escrowed DIP Loans from the Escrow Account shall be permitted from time to time during the Availability Period and (ii) on or after the Second Escrowed DIP Loan Funding Date, Withdrawals of the proceeds of the Second Escrowed DIP Loans from the Escrow Account shall be permitted from time to time during the Availability Period; and

(d)           notwithstanding anything to the contrary, (i) any amount of the Loans funded into the Escrow Account hereunder will permanently reduce the Commitment, (ii) once repaid, the Loans incurred hereunder may not be re-borrowed, (iii) regardless of whether or not the Total Commitments are fully borrowed, the Commitments shall terminate at the end of the Availability Period and (iv) in no event shall the aggregate principal amount of Loans exceed $50,000,000.

2.02        Conditions to Each Withdrawal.  On each Withdrawal Date, (i) immediately after giving effect to each such proposed Withdrawal (and the use of proceeds thereof on any such Withdrawal Date), other than with respect to the Initial Funding Date Withdrawal, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the other Debtors shall not exceed $40,000,000 in the aggregate, (ii) only one Withdrawal may occur on the same date, (iii) the amount of Withdrawal on each Withdrawal Date shall not be less than $5,000,000 (or if less than $5,000,000 the aggregate amount remaining in the Escrow Account), (iv) the Drawdown Fee shall have been paid on each Withdrawal Date from the proceeds of such Withdrawal, and (v) all conditions set forth in Section 7 shall have been satisfied.

2.03        Notice of Withdrawal.  The Borrower shall give the Administrative Agent at the Notice Office at least one (1) Business Day’s prior notice of each proposed Withdrawal (each, a “Notice of Withdrawal”), other than with respect to the Withdrawal on the Effective Date, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day.  Each Notice of Withdrawal (shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be withdrawn pursuant to such Withdrawal (stated in Dollars), and (ii) the

Withdrawal Date (which shall be a Business Day).  The Administrative Agent shall promptly give each Lender notice of such proposed Withdrawal, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Withdrawal.

2.04        Disbursement of Funds.  No later than 3:00 P.M. (New York City time) on each Funding Date, each Lender with a Commitment will make available its pro rata portion (determined in accordance with Section 2.07) of the Initial Escrowed DIP Loans or the Second Escrowed DIP Loans, as applicable.  All such amounts will be made available in Dollars, and in immediately available funds at the Payment Office or directly to the Escrow Account.  Unless the Administrative Agent shall have been notified in writing by any Lender prior to the applicable Funding Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent may at the direction of the Required Lenders (but shall not be obligated to), in reliance upon such assumption, fund the Escrow Account a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Loan, as determined pursuant to Section 2.08.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05        Notes.

(a)           Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.04(c) and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and, to the extent applicable, prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the respective Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06        [Reserved].

2.07        Pro rata Fundings.  All funding of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08        Interest.

(a)           Subject to the provisions of Section 2.08(b), Loans shall bear interest on the outstanding principal amount thereof (including any Fees or other amounts due and unpaid hereunder) at a rate per annum equal to 12% per annum payable in cash on the Maturity Date.

(b)           Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any Fees or other amounts due and unpaid under any Credit Document, shall thereafter bear interest at the Default Rate.  Payment or acceptance of the increased rates of interest provided for in this Section 2.08 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.  Any accrued and unpaid interest pursuant to this clause (b) shall be payable upon demand in cash.

(c)           Accrued and unpaid interest shall be payable in cash in respect of each Loan on (x) the date of any repayment or prepayment thereof (on the amount prepaid or repaid), and (y) the Maturity Date (whether by acceleration or otherwise) and thereafter, on demand.

2.09        [Reserved].

2.10        Increased Costs

(a)           If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(a) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(b)           Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(c)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than 180-days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the circumstances giving rise to such increased costs or reductions are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11        [Reserved].

2.12        [Reserved].

SECTION 3  [Reserved].

SECTION 4  Fees.

4.01        Fees.  The Borrower agrees to pay the fees set forth below.  All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(a)           Put Option Premium.  The Borrower shall pay a put option premium (the “Put Option Premium”) to each Commitment Party equal to 7.5% of such Commitment Party’s Commitments as set forth in the Commitment Letter as of the date of such Commitment Letter.  The Put Option Premium shall be fully earned as of the date of the Final DIP Order and shall be paid in cash on the Effective Date from the proceeds of the Loans.

(b)           Upfront Fee.  The Borrower shall pay a fee (the “Upfront Fee”) to each Lender on the Effective Date equal to 7.5% of the Commitments of such Lender as of the Effective Date.  The Upfront Fee shall be fully earned as of the Effective Date and shall be paid in cash on the Effective Date from the proceeds of the Loans.

(c)           Drawdown Fee.  On each Withdrawal Date, the Borrower shall pay to each Lender, ratably based on each Lender’s respective principal amount of Loans provided with respect to the proceeds withdrawn on such Withdrawal Date, a fee (the “Drawdown Fee”) equal to 2.5% of the amount of the Loans provided by such Lender with respect to the proceeds withdrawn on such Withdrawal Date.  The Drawdown Fee shall be paid in cash on the date of each such Withdrawal (it being understood that such Drawdown Fee shall be payable in respect of the gross principal amount of the Loans corresponding to the amount actually withdrawn by the Borrower from the Escrow Account, rather than the net proceeds of the Loans actually received by the Borrower pursuant to the applicable Withdrawal).  The Lenders, Commitment Parties and the Credit Parties hereto agree to treat, for federal income tax purposes, (a) the Upfront Fee and the Drawdown Fee as interest and (b) the Put Option Premium as a remuneration to the Commitment Parties for their agreeing to enter into the put option.  The Lenders, Commitment Parties and the Credit Parties shall not take any position or action inconsistent with such treatment and/or characterization.

(d)           The Borrower shall pay all fees set forth in the Agent Fee Letter (the “Agency Fees”, and together with the Drawdown Fee, the Put Option Premium and the Upfront Fee, collectively, the “Fees”) at the times when such payments are due and payable.

SECTION 5  Prepayments; Payments; Taxes.

5.01        Voluntary Prepayments.  The Borrower shall have the right to prepay its Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Loans, which notice (in each case) shall specify the amount of such prepayment to be prepaid, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); (iii) if such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; and (iv) any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid.

5.02        Mandatory Prepayments.

(a)           On each date on or after the Effective Date upon which the Borrower or any of its Domestic Subsidiaries receives any cash proceeds from any issuance, incurrence or sale by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.04), an amount equal to 100% of the Net Cash Proceeds of the respective issuance, incurrence or sale of such Indebtedness shall be applied on such date as a mandatory prepayment in accordance with the requirements of Section 5.02(e);

(b)           On each date on or after the Effective Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries, an amount equal to 100% of the Net Cash Proceeds of the respective capital contribution or issuance of Equity Interests shall be applied on such date as a mandatory prepayment in accordance with the requirements of Section 5.02(e).

(c)           Subject to the Final DIP Order, on each date on or after the Effective Date upon which the Borrower or any of its Domestic Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds such Asset Sale shall be applied on such date as a mandatory prepayment in accordance with the requirements of Section 5.02(e).

(d)           Within one (1) Business Day of each date on or after the Effective Date upon which the Borrower or any of its Domestic Subsidiaries receives any cash proceeds from any Extraordinary Receipt, an amount equal to 100% of the Net Cash Proceeds from such Extraordinary Receipts shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 5.02(e), provided that any portion of the casualty insurance proceeds received with respect to any Acquired Assets (as defined in the Asset Purchase Agreement) and intended to be applied (or are applied) to the repairs or restoration of such Acquired Assets (or any other insurance proceeds to the extent the Required Lenders, in their sole discretion, have consented to such use) shall not be deemed Net Cash Proceeds subject to the mandatory prepayment requirements of this Section 5.02(d).

(e)           Each amount required to be applied pursuant to Sections 5.01 and Sections 5.02(a), (b), (c) and (d) shall first be applied to reduce any interest then accrued and unpaid on the principal so prepaid.  To the extent that the Net Cash Proceeds or the Net Sale Proceeds required to prepay the Loans pursuant to clauses (a) through (d) above exceed the amount of Loans outstanding, the unused Commitments will be reduced by an amount equal to such excess.  Each prepayment or repayment of the principal of the Loans and reduction of Commitments shall be applied on a pro rata basis to the outstanding Loans or Commitments, as applicable.  For the avoidance of doubt, Loans that are optionally or mandatorily prepaid or repaid may not be re-borrowed.

5.03        Repayment of Loans.  The Borrower shall repay on the Maturity Date to the Administrative Agent for the benefit of the Lenders the aggregate principal amount of all Loans and all other Obligations outstanding as of the Maturity Date (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 5.01 and Section 5.02) in full in cash.

5.04        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.05        Net Payments.

(a)           All payments made by the Borrower hereunder will be made without setoff, counterclaim or other defense, unless so provided under this Agreement or any other Credit Document.  Except as provided in Section 5.05(b), 13.04(a) and (b) or as required by applicable law or regulation or the administration or interpretation thereof, all payments made by the Borrower hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax (x) imposed on or measured by the net income, net profits or capital of the recipient pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which its principal office or, in the case of a Lender, applicable lending office is located or any subdivision thereof or therein, or (y) imposed by reason of the recipient being a resident, domiciliary or national of, being engaged in business in or maintaining a permanent establishment or other physical presence in, or otherwise having some connection with the jurisdiction imposing the tax unless such connection results solely from such recipient’s executing, enforcing, delivering, becoming a party to, or performing its obligations or receiving a payment under or enforcing this Agreement or any other Credit Document, and (ii) any withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA or is attributable to such recipient’s failure to comply with Section 5.05(b), any withholding tax resulting from any law in effect (including FATCA) on the date such recipient becomes a party to this Agreement or designates a new lending office, except to the extent such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.05(a) hereto, and all interest or penalties with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”)).  If any Taxes are so levied or imposed in connection with any payment made by a Borrower hereunder, the respective Borrower agrees to pay the full amount of such Taxes to the appropriate taxing authority, and shall pay to the relevant person such additional amounts as may be necessary so that such payment, after withholding or deduction for or on account of such Taxes, will not be less than the amount such person would have received absent such withholding or deduction.  The respective Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts issued by the applicable taxing authority evidencing such payment by such Borrower, or such other evidence satisfactory to the Administrative Agent.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, such request stating the amount of Taxes so paid in connection with any payment made by a Borrower hereunder and describing, in reasonable detail, the basis for such indemnification claim, for the amount of any Taxes so levied or imposed in connection with any payment made by a Borrower hereunder and paid by such Lender (including penalties and interest).  Such indemnity shall survive indefinitely following the termination of this Agreement or the settlement of the Notes, as applicable.  Such payment shall be made within 30 days after the date the Lender makes a written demand therefor.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (each, a “Foreign Lender”) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8BEN-E, as applicable (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under any Credit Document, (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is not delivering forms pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C-1 (any such certificate, a “Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under any Credit Document, or (iii) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Credit Document (including a partnership or a participating Lender) (1) two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (i) above, a Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, as applicable, and any other relevant forms pursuant to FATCA that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of such partners.  In addition, if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  If a Lender is not a Foreign Lender, such Lender shall deliver to the Borrower and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.  Furthermore, any recipient that is entitled to an exemption from, or reduction of, any applicable non-United States withholding tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, such non-United States withholding.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN, Form W-8BEN-E, Form W-8IMY and/or Form W-9, as applicable, and a Tax Compliance Certificate and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.05(b).  Notwithstanding anything to the contrary contained in Section 5.05(a), but subject to Section 14.04(a) and (b) and the immediately succeeding sentence, the Borrower shall be entitled, to the extent it is required to do so by law or the administration or official interpretation thereof, to deduct or withhold taxes imposed by any relevant taxing authority from interest, Fees or other amounts payable under any Credit Document to the extent that such Lender has not provided to the Borrower the relevant documentation and certification to establish a complete exemption from such deduction or withholding.

(c)           If the Administrative Agent, any Lender or any other recipient of a payment under any Credit Document determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the relevant recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the relevant recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the recipient in the event the recipient is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require any such recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 6  Conditions Precedent to Credit Events on the Initial Funding Date.

The effectiveness of this Agreement and the obligation of each Lender to make Loans on the Initial Funding Date is subject at the time of the making of such Loans to the satisfaction of the following conditions in a manner satisfactory to the Commitment Parties:

6.01        Credit Agreement.  The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party and in form and substance satisfactory to the Commitment Parties and the Administrative Agent.

6.02        Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a closing certificate signed by an Authorized Officer of the Borrower dated as of the Effective Date, stating that (i) all representations and warranties set forth in this Agreement and the other Credit Documents are true and correct in all material respects (or in all respects with regards to representations and warranties already qualified by materiality) on and as of such date (except to the extent that any such representation or warranty speaks or is referenced to a particular date, in which case stating that such representation or warranty is true and correct as of such date), (ii) the Credit Parties are on such date in compliance with all the terms and provisions set forth in this Agreement and the other Credit Documents and (iii) on such date no Default or Event of Default has occurred and is continuing at the time of, or immediately after giving effect to, the making of the Loans on the Initial Funding Date.

6.03                        [Reserved].

6.04                        Secretary’s Certificate; Organization Documents; etc.  On the Effective Date, the Administrative Agent shall have received a certificate of the secretary or assistant secretary (or other equivalent officer, partner or manager) of each Credit Party, in form and substance satisfactory to the Commitment Parties dated as of the Effective Date, which shall certify (i) copies of resolutions, in form and substance satisfactory to the Commitment Parties in their sole discretion, of the board of directors (or other equivalent governing body, member or partner) of such Credit Party authorizing (1) the execution, delivery and performance of this Agreement and each other Credit Document to which such Credit Party is a party (including, in the case of the Borrower, authorization of the borrowing of the Loans), and (2) the granting by such Credit Party of the security interests in and liens upon the Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Credit Party authorized to execute this Agreement and the other Credit Documents to which such Credit Party is a party, (iii) copies of the Organization Documents of such Credit Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status to the extent applicable) of such Credit Party in its jurisdiction of organization, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 30 days prior to the Effective Date, issued by the Secretary of State or other appropriate official of each such jurisdiction as attached to such certificate.

6.05                        Adverse Change, Approvals.

(a)                                 Since January 14, 2016, there shall not have occurred a Material Adverse Effect or any event or occurrence that would reasonably be expected to have a Material Adverse Effect.

(b)                                 On or prior to the Effective Date, except for any approvals or consents, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

6.06                        [Reserved].

6.07                        UCC Filings.  If requested by the Administrative Agent (at the direction of the Required Lenders), the Borrower and each other Debtor shall have delivered proper financing statements (Form UCC-1 or the equivalent) fully completed for filing in the appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests in such Collateral in which a security interest in which may be perfected by such a filing.

6.08                        Flood Insurance.  On the Effective Date, the Administrative Agent shall have received a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of real property that is subject to federal flood insurance laws and requirements, in form and substance acceptable to the Administrative Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Subsidiary and evidence of flood insurance, in the event any improvement on any real property is located in a special flood hazard area).

6.09                        Insurance  On the Effective Date, the Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Credit Documents has been obtained and is in effect, together with the certificates of insurance and endorsements, naming the Administrative Agent, on behalf of the Lenders and/or the Collateral Agent on behalf of the Secured Creditors, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Credit Parties;

6.10                        Fees.  On the Effective Date, the Borrower shall have paid (a) to the Administrative Agent (and its relevant Affiliates) (i) for account of the Commitment Parties, the Put Option Premium in accordance with Section 4.01(a), (ii) for account of the Lenders, the Upfront Fee in accordance with Section 4.01(b), and (iii) for the account of the Administrative Agent, all fees in accordance with Section 4.01(d), and (b) all other costs, fees and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation contemplated hereby payable to the Administrative Agent, Commitment Parties or such Lender to the extent then due.

6.11                        Patriot Act.  The Administrative Agent and the Lenders shall have received all documentation and other information requested by the Administrative Agent or the respective Lenders that is required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.12                        [Reserved].

6.13                        Approved Budget.  The Administrative Agent and the Lenders shall have received an operating budget (the “Approved Budget”) projecting financial operations of the Debtors for the eleven-week period starting on the week ending January 23, 2016 and extending though the week in which the Outside Date occurs, which budget shall be in form and substance acceptable to the Commitment Parties in their sole discretion.

6.14                        Capital Expenditure Budget.  The Administrative Agent shall have received for distribution to the Lenders a budget (the “Capital Expenditure Budget”) projecting capital expenditures of the Debtors and their Subsidiaries for period starting from January 1, 2016 through March 31, 2016 on a monthly basis, which budget shall be in form and substance acceptable to the Commitment Parties in their sole discretion.

6.15                        Bankruptcy Matters.

(a)                                 The Final DIP Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been reversed, stayed, vacated, terminated, modified or amended, in each case, without the prior written consent of the Administrative Agent and the Commitment Parties, each in their sole discretion.  The Final DIP Order shall grant to the Administrative Agent and the Lenders (i) superpriority claims pursuant to Section 364(c)(1) of the Bankruptcy Code and (ii) security interests in, and liens on, the Collateral securing the Obligations pursuant to Sections 361, 362, 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code.  The Debtors shall be in compliance in all respects with the Final DIP Order.

(b)                                 The Sale Order shall be in full force and effect and shall not have been reversed, stayed, vacated, terminated, modified or amended, in each case, without the prior written consent of the Commitment Parties in their sole discretion. The Debtors shall be in compliance in all respects with the Sale Order.

(c)                                  [reserved];

(d)                                 The Administrative Agent and the Lenders shall have a valid, binding, continuing, enforceable, fully-perfected and non-avoidable first priority senior priming lien on and security interest in the Collateral, which liens and security interests shall be senior to any and all other liens and security interests, other than (i) the Carve-Out, (ii) any Permitted Priority Liens as defined in the Cash Collateral Order, if any, and (iii) Approved Liens.

(e)                                  The Loans shall not cause the aggregate amount of the Loans to exceed the amount then authorized by the Final DIP Order to be borrowed.

SECTION 7       Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans on any Funding Date, including any Loans to be made or deemed made on or after the Initial Funding Date, and the right of the Borrower to make any Withdrawal on any Withdrawal Date, is subject to the satisfaction of each of the conditions precedent set forth below:

7.01                        No Default; Representations and Warranties.                                               At the time of each such event and also after giving effect thereto (i) there shall exist no Default or Event of Default, (ii) no Material Adverse Effect has occurred since January 14, 2016, after giving pro forma effect to the transactions hereunder, (iii) the making of such Loans or the Withdrawal, as applicable, shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently, and (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and

(y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02                        Notice of Withdrawal.  Prior to each Withdrawal, the Administrative Agent shall have received a Notice of Withdrawal meeting the requirements of Section 2.03.

7.03                        Withdrawal Conditions.  The conditions set forth in Section 2.02 shall have been satisfied.

7.04                        Sale Order.  The Sale Order shall not have been reversed, stayed, vacated, terminated, modified or amended, in each case, without the prior written consent of the Commitment Parties in their sole discretion.  There shall not have been any breach of, or failure to perform by the Debtors of any of their agreements, covenants, representations or warranties contained in the Sale Order.

7.05                        Asset Purchase Agreement.  There shall not have been (i) any breach of, or failure to perform by the Debtors of any of their agreements, covenants, representations or warranties contained in the Asset Purchase Agreement and such breach or failure to perform shall continue unremedied or unwaived, or (ii) any event of termination of the Asset Purchase Agreement pursuant to Article 11 of the Asset Purchase Agreement.

7.06                        Final DIP Order.  The Final DIP Order shall not have been reversed, stayed, vacated, terminated, modified or amended, in each case, without the prior written consent of the Commitment Parties and the Administrative Agent in their sole discretion.  The Debtors shall be in compliance in all respects with the Final DIP Order.

7.07                        Fees and Expenses, Etc..  The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, the Drawdown Fee in accordance with Section 4.01(c), all other Fees set forth in Section 4 and all other costs, fees and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation contemplated hereby payable to the Administrative Agent or Lenders to the extent then due.

7.08                        Bankruptcy Matters.  From and after the Effective Date, any and all pleadings filed by the Debtors, and any orders entered, in the Chapter 11 Cases shall be in form and substance acceptable to the Commitment Parties, each in their sole discretion.  Such documentation shall include, among other things, all motions and other filings with the Bankruptcy Court made by the Debtors of any kind and at any time, including any proposed and final orders.

7.09                        Letter of Direction.  The Administrative Agent shall have received a letter of direction, in form and substance reasonably satisfactory to the Administrative Agent, delivered by the Required Lenders, directing and instructing the Administrative Agent to fund the Withdrawal requested in the applicable Notice of Withdrawal.

The Notice of Withdrawal submitted by the Borrower shall be deemed to be a representation and warranty to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Initial Funding Date) and in this Section 7 (with respect to funding of Loans and Withdrawals on or after the Initial Funding Date) and applicable to such event are satisfied as of that time.  All of the certificates and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

SECTION 8  Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, with the occurrence of each Credit Event or Withdrawal on or after the Initial Funding Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Funding Date and on the date of each such other Credit Event or Withdrawal (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

8.01                        Organization; Powers.  Each of the Borrower and its Domestic Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) subject to any restriction arising on account of Borrower’s or each of its Domestic Subsidiaries’ status as a “debtor” under the Bankruptcy Code, has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, subject to the entry of the Final DIP Order and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02                        Authorization; Enforceability.  Subject to the entry of the Final DIP Order, each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Subject to entry of the Final DIP Order, each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03                        No Violation.  Subject to entry of the Final DIP Order, neither the execution, delivery or performance by any Credit Party of each Credit Documents to which it is a party, nor the consummation of the Transaction, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any material law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or the Final DIP Order) upon any of the property or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any its property or assets is bound or to which it may be subject, unless the enforcement of any rights or remedies under such indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument are effectively stayed by the filing of the Chapter 11 Cases, or (iii) will violate any provision of the Organization Documents of any Credit Party.

8.04                        Approvals.  Except for the entry of the Final DIP Order, and subject to the terms and conditions thereof, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the date of each funding of Loans and Withdrawal), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document, (ii) the legality, validity, binding effect or enforceability of any such Credit Document, (iii) the grant by any Credit Party of the Liens granted by it pursuant to the Final DIP Order and the Security Documents (including the first priority nature thereof) or (iv) the exercise by the Agent, the Required Lenders or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral pursuant to the Security Documents and the Final DIP Order, except where the failure to obtain such order, consent, approval, license, authorization or validation could not reasonably be expected to have a Material Adverse Effect.

8.05                        Financial Statements; Financial Condition.

(a)                                 The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2015 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the Fiscal Quarter ended on such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b)                                 Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or set forth in the schedules to the Asset Purchase Agreement or in the Debtors’ schedules of financial affairs filed with the Bankruptcy Court and except for the Indebtedness incurred under this Agreement, there are no liabilities or obligations with respect to the Borrower or any of its Domestic Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Domestic Subsidiaries.

(c)                                  All financial projections (the “Projections”) prepared by or as directed by the Debtors or any of their representatives in connection with the Facility and that have been made available to the Lenders or their Related Parties in connection with the Transactions contemplated by this Agreement (including the Approved Budget and the Capital Expenditure Budget) have been prepared in good faith and are based on reasonable assumptions.

8.06                        Litigation; Defaults.

(a)                                 Except as disclosed in the Asset Purchase Agreement or pending before the Bankruptcy Court, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) that purport to affect or pertain to the Transactions or any Credit Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 Except as disclosed in the Asset Purchase Agreement or pending before the Bankruptcy Court, neither the Borrower nor any of its Domestic Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the Transactions or any other transactions contemplated by this Agreement or any other Credit Document.

8.07                        True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to any Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of, or in connection with, this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, any estimates (including financial estimates, forecasts and other forward-looking information) or information of a general economic or general industry nature.

8.08                        Ownership of Property; Liens; Investments.

(a)                                 The Borrower and each of its Domestic Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used to conduct its business in the ordinary course except for (i) Permitted Liens and (ii) minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere in any material respect with the Borrower’s ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  Since January 14, 2016, no portion of the Real Property of any Credit Party has suffered any material damage by fire or other casualty loss that has not been repaired and restored to the extent required by this Agreement.

(b)                                 Schedule 5.4(a)(i) of the Asset Purchase Agreement sets forth a complete and accurate list of all material Real Property owned by each Credit Party on the Effective Date, showing as of the date hereof the location (including state) and the record owner.  Each Credit Party has good and marketable fee simple title to such Real Property owned in fee by such Credit Party, free and clear of all Liens, other than Permitted Liens.

(c)                                  Schedule 5.4(c) of the Asset Purchase Agreement sets forth a complete and accurate list of all material leases of real property under which any Credit Party is the lessee on the Effective Date, showing as of the Effective Date the location (including state), lessor, lessee, and the expiration date thereof.  Each such lease is the legal, valid and binding obligation of the applicable Credit Party thereof, enforceable in accordance with its terms.

(d)                                 Except as set forth on Schedule 5.4(a)(ii) of the Asset Purchase Agreement, no Credit Party is obligated under any right of first refusal or option to sell or assign any Real Property of any Credit Party or any interest therein.

(e)                                  No Credit Party has suffered, permitted or initiated the joint assessment of any material Real Property owned by the Credit Parties with any other real property constituting a separate tax lot.  Each material parcel of Real Property owned by the Credit Parties is composed of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(f)                                   As of the Effective Date, the Credit Parties do not own any Real Property on which any improvement is located that is located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency, except for properties that are in compliance with laws and requirements applicable to such Special Flood Hazard Areas, including, without limitation, the laws and requirements that govern the National Flood Insurance Program.

8.09                        Tax Returns and Payments.  The Borrower and each of its Domestic Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Federal, state, and all other returns, statements, forms and reports for taxes (the “Returns”) required to be filed by the Borrower and/or any of its Domestic Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Domestic Subsidiaries, as applicable, for the periods covered thereby.  The Borrower and each of its Domestic Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and provided for on the financial statements of each Credit Party and its Domestic Subsidiaries in accordance with GAAP or the payment thereof has been stayed by the Chapter 11 Cases.  Except as set forth in Schedule 5.7(b) and Schedule 5.8 of the Asset Purchase Agreement, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower or any of its Domestic Subsidiaries, threatened by any authority regarding any taxes relating to each Credit Party or any of its Domestic Subsidiaries.

8.10                        Compliance with ERISA.

(a)                                 Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code (x) has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) of the Code and that the applicable trust qualifies for exemption from taxation under Section 501(a) of the Code or an application for such a letter has been filed within the remedial amendment period and is currently being processed by the IRS with respect thereto, or (y) is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrower, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).  No ERISA Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c)                                  To the knowledge of the Borrower, no Multiemployer Plan is insolvent or in reorganization under Title IV of ERISA.  None of the Borrower or any ERISA Affiliate has incurred any material liability with respect to a complete or partial withdrawal from any Multiemployer Plan (other than to the extent the payment thereof is stayed in the Chapter 11 Cases), and, if each of the Borrower and each ERISA Affiliate were to withdraw in a complete withdrawal from any Multiemployer Plan as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 To the knowledge of the Borrower, there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(e)                                  The Borrower, and to the knowledge of the Borrower, any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f)                                   Except as would not individually or in the aggregate have a Material Adverse Effect, (x) neither the Borrower nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA or withdrawn as a

“substantial employer” (as defined in Section 4001(a)(2) of ERISA) from a Plan so as to become subject to the provisions of Section 4063 of ERISA, and (y) neither the Borrower nor any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

8.11                        [Reserved].

8.12                        Insurance.  The properties of the Borrower and its Domestic Subsidiaries are insured with financially sound and reputable insurance companies not Affiliated with the Borrower, in such amounts, with such deductibles and covering such risks as are customarily (as determined in good faith by an Authorized Officer of the Borrower) carried by companies engaged in similar business and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

8.13                        Subsidiaries.  The Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.13.  Schedule 8.13 sets forth the correct percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.

8.14                        Compliance with Statutes, etc.  Each of the Borrower and its Domestic Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not reasonably be expected to have a Material Adverse Effect.

8.15                        Investment Company Act; Margin Regulations.

(a)                                 Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(b)                                 None of the Credit Parties is engaged in any will not engage in, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB.

8.16                        Environmental Matters.  Except as set forth on Schedule 5.5 of the Asset Purchase Agreement:  (a) each of the Borrower and its Domestic Subsidiaries has complied during the previous three (3) years and is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of all Environmental Permits required for the business operations, properties or facilities of the Borrower or any of its Domestic Subsidiaries (and all such Environmental Permits are in full force and effect, free from breach, and the Transaction will not adversely affect them), except as could not reasonably be expected to have a Material Adverse Effect; (b) there are no Environmental Claims pending or to the knowledge of the Borrower, threatened, against the Borrower or any of its Domestic Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect; (c) no material Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property owned by the Borrower or any of its Domestic Subsidiaries; (d) neither the Borrower nor any of its Domestic Subsidiaries has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any damages or liabilities under any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect; (e) neither the Borrower nor any of its Domestic Subsidiaries has contractually assumed or accepted responsibility for any liability of any other Person under any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect; and (f) there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Borrower or any of its Domestic Subsidiaries, that could reasonably be expected to give rise to any Environmental Claim against the Borrower or its Domestic Subsidiaries or any liability of the Borrower or its Domestic Subsidiaries under any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect.

8.17        Employment and Labor Relations.  Other than proceedings commenced in the Chapter 11 Cases or related thereto, neither the Borrower nor any of its Domestic Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  Other than proceedings commenced in the Chapter 11 Cases or related thereto, there is (i) no unfair labor practice complaint pending against the Borrower or any of its Domestic Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board or similar agency or entity governing labor relations of any Domestic Subsidiary, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower and its Domestic Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Domestic Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Domestic Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Domestic Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Domestic Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Domestic Subsidiaries, except (with respect to any matter specified in clauses (i) to (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.18        Intellectual Property, etc.  Each of the Borrower and its Domestic Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, (collectively, the “IP Rights”) that are reasonably necessary for the operation of their respective businesses without any known conflict with the IP Rights of any other Person, except to the extent any rights of others which, or the failure to so own or have which, as the case may be, directly or indirectly, could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any of its Domestic Subsidiaries infringes upon any valid rights held by any other Person, except to the extent such infringement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.19        Representations and Warranties in Asset Purchase Agreement.  On the Effective Date and the date of each Withdrawal and funding of Loans, all representations and warranties made by Borrower and its Subsidiaries party thereto in the Asset Purchase Agreement shall be true and correct in all respects (without giving effect to any qualification as to materiality or Material Adverse Effect) with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all respects only as of such specified date), except, in the event of a breach of a representation or warranty in the Asset Purchase Agreement, to the extent that the effect of all such breaches of representations and warranties taken together could not reasonably be expected to have a Material Adverse Effect.

8.20        Foreign Assets Control Regulations, Etc.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act.  Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.  Each Credit Party is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loans will be used by the Credit Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.21        [Reserved].

8.22        Permits; Licenses.  Except as set forth in Schedule 5.9(a) of the Asset Purchase Agreement, each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, would reasonably be expected to have a

Material Adverse Effect.  Except as set forth in Schedule 5.9(b) of the Asset Purchase Agreement or the pendency of the Chapter 11 Cases, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim would not reasonably be expected to have a Material Adverse Effect.

8.23        Bank Accounts and Securities Accounts.  Schedule 5.17 to the Asset Purchase Agreement sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Credit Party, together with a description thereof including, without limitation, the bank or broker dealer at which such account is maintained, the account number and the purpose thereof.

8.24        [Reserved].

8.25        Reorganization Matters; Administrative Priority; Lien Priority.

(a)           Proper notice of (x) the motion seeking approval of the Credit Documents and the Final DIP Order and (y) the hearing for the approval of the Final DIP Order has been given, provided that the Borrower shall give, on a timely basis as specified in the Final DIP Order, all notices required to be given to all parties specified in the Final DIP Order.

(b)           After the entry of the Final DIP Order and pursuant to and to the extent permitted or provided in the Final DIP Order, the Obligations will constitute allowed superpriority administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Borrower and other Credit Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(1) of the Bankruptcy Code, subject in all respects, to the Carve-Out.

(c)           After the entry of the Final DIP Order and pursuant to and to the extent provided in the Final DIP Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject in all respects, to the Carve-Out.

(d)           The Final DIP Order (with respect to the period on and after the entry of the Final DIP Order) is in full force and effect and has not been reversed, stayed, vacated, terminated, modified or amended without the prior written consent of the Administrative Agent and the Commitment Parties, each in their sole discretion.

(e)           The Approved Budget, the Capital Expenditure Budget and all projected consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Administrative Agent in connection herewith were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed in good faith by the Borrower to be fair in light of the conditions existing at the time of delivery of such report or projections (it being understood that any projections or estimates made in the items described in this subsection (e) are not to be viewed as facts and are subject to significant uncertainties and contingencies, that no assurance can be given that any such projections or estimates will be realized, that actual results may differ from projected results and such differences may be material).

SECTION 9  Affirmative Covenants.  The Borrower hereby covenants and agrees that, until the Total Commitments have been terminated and Loans, Fees and all other Obligations (other than contingent obligations for which no claim has been asserted) incurred hereunder are paid in full in cash:

9.01        Information Covenants.

(a)           [Reserved].

(b)           Quarterly Financial Statements.  The Borrower will furnish to the Administrative Agent for distribution to Lenders, as soon as available, but in any event within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower, (i) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c)           [Reserved].

(d)           Management Letters.  The Borrower will furnish to the Administrative Agent for distribution to Lenders, promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto; provided that such delivery only shall be required to the extent allowed by the relevant certified public accountant’s policy and practice.

(e)           Variance Report.  The Borrower will furnish to the Administrative Agent and to the Commitment Parties and the Lenders who have signed a non-disclosure agreement:

(i)            As soon as available but in any event within five (5) Business Days after the end of each Budget Testing Period (with the first variance report due on February 19, 2016), a variance report, showing comparisons of actual amounts for each line item against the budgeted amounts for such line item in the Approved Budget for the preceding two-week period and on a cumulative basis for the immediately preceding Budget Testing Period accompanied by a narrative explanation.  For purposes of the first Budget Testing Period, such variance report shall compare cumulative actuals and budgeted amounts from the first week of the Approved Budget through the week ending February 13, 2016.

(ii)                                  As soon as available but in any event within five (5) Business Days after the end of each Capital Expenditure Testing Period (with the first variance report due on February 5, 2016), a variance report, showing comparisons of actual amounts for each line item for the month then ended against the budgeted amounts for such line item in the Capital Expenditure Budget for such month then ended (as well as on a cumulative basis from January 1, 2016 through the end of such Capital Expenditure Testing Period), in each case calculated on GAAP basis, accompanied by a narrative explanation.

(f)                                   Officer’s Certificates.  The Borrower will furnish to the Administrative Agent for distribution to Lenders, at the time of the delivery of the financial statements provided for in Sections 9.01(b), a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit D certifying on behalf of the Borrower that, to such Authorized Officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall certify that there have been no changes to the Schedules to this Credit Agreement.

(g)           Notice of Default, Litigation and Material Adverse Effect.  The Borrower will furnish to the Administrative Agent for distribution to Lenders, promptly, and in any event within three (3) Business Days after any Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (x) the breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Domestic Subsidiary, (y) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Domestic Subsidiary and any Governmental Authority, or (z) the commencement of, or any material adverse development in, any litigation or governmental investigation or proceeding pending against the Borrower or any of its Domestic Subsidiaries (including pursuant to any applicable Environmental Laws), (iii) of the occurrence of any ERISA Event, (iv) of any material change in accounting policies or financial reporting practices by any Credit Party or any Domestic Subsidiary thereof and (v) any breach of, or failure to perform by Borrower or any of its Domestic Subsidiaries of their agreements, covenants, representations or warranties contained in the Asset Purchase Agreement or in the Sale Order.  Each notice pursuant to Section 9.01(g) shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 9.01(g) shall describe with particularity any and all provision of this Agreement and any other Credit Document that have been breached.

(h)           Other Reports and Filings.  The Borrower will furnish to the Administrative Agent for distribution to Lenders, promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Domestic Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) or any of its material Indebtedness pursuant to the terms of the documentation governing the same; and

(i)            Environmental Matters.  The Borrower will furnish to the Administrative Agent for distribution to Lenders, promptly after any Authorized Officer of the Borrower or any of its Domestic Subsidiaries obtains actual knowledge thereof, notice of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)            any pending or threatened Environmental Claim against the Borrower or any of its Domestic Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Domestic Subsidiaries;

(ii)           any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Domestic Subsidiaries that (a) results in noncompliance by the Borrower or any of its Domestic Subsidiaries with any applicable Environmental Law or Environmental Permit or (b) could reasonably be expected to result in an Environmental Claim against the Borrower or any of its Domestic Subsidiaries or any such Real Property;

(iii)          any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Domestic Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Domestic Subsidiaries of such Real Property under any Environmental Law;

(iv)          any actual or alleged noncompliance with Environmental Laws or Environmental Permits; or

(v)           any removal, remediation, or corrective action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Domestic Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(j)            Other Information.  The Borrower will furnish to the Administrative Agent for distribution to Lenders, promptly such other information or documents (financial or otherwise) with respect to the business, financial or corporate affairs of the Borrower or any of its Subsidiaries as any Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.

Documents required to be delivered pursuant to Section 9.01(b) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or any of its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  So long as the Borrower has not clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof), all such Borrower Materials shall be deemed to be non-public information with respect to the Borrower or any of its Affiliates.  By marking Borrower Materials “PUBLIC,” (i) the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to such Credit Party or its securities for purposes of United States Federal and state securities laws, (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (iii) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

9.02        Books, Records and Inspections.

The Borrower will, and will cause each of its Domestic Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Domestic Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent (at the direction of the Required Lenders) or any such Lender may reasonably request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuance of an Event of Default (a) only the Administrative Agent on behalf of and at the direction of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.02 and (b) the Administrative Agent shall not exercise such rights more than twice in any calendar year.

9.03        Maintenance of Property; Insurance.

(a)           The Borrower will, and will cause each of its Domestic Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Domestic Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Domestic Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor (at the direction of the Required Lenders), full information as to the insurance carried.  The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)           If at any time any improvement on a parcel of Real Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Domestic Subsidiaries to, at all times keep and maintain flood insurance in an amount no less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

(c)           The Borrower will, and will cause each of its Domestic Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured).

9.04        Existence; Franchises.  The Borrower will, and will cause each of its Domestic Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect (i) its existence and (ii) its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent Asset Sales and other transactions by the Borrower or any of its Domestic Subsidiaries in accordance with Section 10.02 and Section 10.07.

9.05        Compliance with Statutes, etc.  The Borrower will, and will cause each of its Domestic Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06        Compliance with Environmental Laws.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower will comply, and will cause each of its Domestic Subsidiaries to comply, with all Environmental Laws and Environmental Permits applicable to or required in respect of the conduct of its business or operations or by the ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Domestic Subsidiaries and (ii) to the extent required by Environmental Law, will pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens, other than Permitted Liens, imposed pursuant to such Environmental Laws.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any of its Domestic Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Domestic Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties, or transported, in compliance with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Domestic Subsidiaries;

(b)           (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that Borrower or any of its Domestic Subsidiaries is not in compliance with Section 9.06(a) or (iii) in the event that any Agent (at the direction of the Required Lenders) or the Lenders have exercised any of the remedies pursuant to Section 11, the Borrower will (in each case) provide, at the expense of the Borrower and as is reasonably requested by the Administrative Agent (at the direction of the Required Lenders), an environmental site assessment report concerning any relevant Real Property owned, leased or operated by the Borrower or any of its Domestic Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent (at the direction of the Required Lenders), indicating the presence or absence of Hazardous Materials and the potential cost of any required removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent (at the direction of the Required Lenders) may order the same, the reasonable cost of which shall be borne by the Borrower, and the Borrower shall and hereby does grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property, and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake (in the case of the Administrative Agent, at the direction of the Required Lenders) such an assessment at any reasonable time upon reasonable notice to the Borrower, provided that such access and work shall not unreasonably interfere with normal operations of the Borrower or any of them, all at expense of the Borrower.

9.07        ERISA.  Promptly and in any event within 30 days after the Borrower knows that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower, to the extent not stayed by the Chapter 11 Cases, the Borrower shall supply to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent at the direction of the Required Lenders so requests) a certificate of an authorized officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto.

9.08        End of Fiscal Years; Fiscal Quarters.  Borrower will cause (i) its and each of its Domestic Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Domestic Subsidiaries’ fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter”.

9.09        Payment of Taxes.  Borrower will pay and discharge, and will cause each of its Domestic Subsidiaries to pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Domestic Subsidiaries not otherwise permitted under Section 10.01(a); provided that neither Borrower nor any of its Domestic Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) which is stayed by the filing of the Chapter 11 Cases.

9.10        Use of Proceeds.  Subject to Section 10.10 of this Agreement and the Final DIP Order, the proceeds of any Loans shall be used (a) in accordance with the terms of the Approved Budget (subject to permitted variances) and only for the following purposes: (i) the payment of prepetition amounts (including prepetition payments to certain critical vendors identified by the Borrower) to the extent authorized by the Bankruptcy Court pursuant to first day orders and other orders entered in the Chapter 11 Cases prior to the Effective Date or with the consent of the Commitment Parties, and (ii) to the extent set forth in the Approved Budget (subject to permitted variances) and in accordance with the terms of this Agreement and the Final DIP Order, for the payment of working capital and other general corporate needs of the Borrower and the Guarantors in the ordinary course of business, and (b) for the payment of other costs and expenses of administering the Chapter 11 Cases (including payments benefiting from the Carve-Out), including allowed professional fees subject to the terms and conditions set forth in this Agreement (and including fees incurred prior to the Effective Date) and/or the Final DIP Order, as applicable (for the avoidance of doubt, no proceeds of the Loans may be used to make any adequate protection payments set forth in paragraph 11(a) of the Cash Collateral Order).  Notwithstanding the foregoing, the use of the proceeds of the Loans, the Carve-Out and the Collateral shall be subject to further restrictions consistent with those in the Final DIP Order, including with respect to limitations on investigating and challenging claims of the Prepetition Secured Parties and limitations on paying fees and expenses of official committees. No proceeds of any Loans or the Collateral may be used to initiate, prepare or prosecute proceedings or actions on account of any claims and defenses against the Prepetition Secured Parties, the Agent or the Lenders.

(b)           For the avoidance of doubt and notwithstanding any other provision of this Agreement, other than the Investigation Budget (as defined in the Final DIP Order) (which may be used solely for the purposes authorized in the Final DIP Order), no Loans, Collateral, Prepetition Collateral, including Cash Collateral, or any portion of the Carve-Out, may be used directly or indirectly by any Debtor, any official committee appointed in the Chapter 11 Cases, including the Creditors’ Committee (as defined in the Final DIP Order) and the Retiree Committee (as defined in the Final DIP Order), or any trustee appointed in the Chapter 11 Cases or any successor case, including any chapter 7 case, or any other person, party or entity to (i) investigate, object, contest, or raise any defense to the validity, perfection, priority, extent, or enforceability of the Prepetition Obligations or the Obligations and/or the liens, claims or rights granted under the Cash Collateral Order, the Final DIP Order, the Credit Documents or the Prepetition Debt Documents, or take any action purporting to do any of the foregoing; (ii) investigate, assert or prosecute any Claims and Defenses (as defined in the Final DIP Order) against the Prepetition Secured Parties, the Agent or the Lenders or their respective predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors or any action purporting to do the foregoing in respect of the Prepetition Obligations, the Prepetition Liens, the Obligations, the DIP Claims and Liens, and/or the Adequate Protection Obligations, Adequate Protection Liens and Prepetition Secured Parties’ Superpriority Claims (as defined in the Final DIP Order) granted under the Cash Collateral Order or the Final DIP Order, as applicable; (iii) prevent, hinder, or otherwise delay the Prepetition Secured Parties’, the Agent’s or the Lenders’, as applicable, enforcement or realization on the Prepetition Obligations, Prepetition Collateral, Obligations, Collateral, Cash Collateral, and the liens, claims, and rights granted to such parties granted under the Cash Collateral Order and the Final DIP Order, in accordance with the Prepetition Debt Documents, the Credit Documents, the Cash Collateral Order or the Final DIP Order, as applicable; (iv) seek to modify any of the rights and remedies granted to the Prepetition Secured Parties, the Agent or the Lenders granted under the Cash Collateral Order, the Final DIP Order (other than with the consents contemplated hereunder or thereunder), the Prepetition Debt Documents or the Credit Documents, as applicable; (v) apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than as permitted by the Final DIP Order) or security interests in the Collateral or any portion thereof that are senior to, or on parity with, the DIP Claims and Liens, Adequate Protection Liens, and Prepetition Secured Parties’ Superpriority Claims, or Prepetition Liens, unless all Obligations, Prepetition Obligations, Adequate Protection Obligations, and claims granted to the Agent, Lenders or Prepetition Secured Parties under the Cash Collateral Order or the Final DIP Order, as applicable, have been refinanced or paid in full in cash (including the cash collateralization of any letters of credit) or otherwise agreed to in writing by the Required Lenders or the Steering Committee and the Prepetition Agent, as applicable, each in its sole discretion; or (vi) seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments have been authorized to be paid prior to the Effective date or are agreed to in writing by the Required Lenders in their sole discretion or are otherwise included in the Approved Budget.

9.11        Additional Security; Further Assurances; etc.

(a)           The Borrower will cause, and will cause each of the other Credit Parties to cause, each of its Wholly-Owned Domestic Subsidiaries formed or acquired (or which first becomes such a Wholly-Owned Domestic Subsidiary) after the Effective Date to become a Credit Party (and, if requested by the Administrative Agent (at the direction of the Required

Lenders) to execute and deliver any applicable deposit account control agreements, securities account control agreements, intellectual property security agreement, intellectual property agreement supplements and all other appropriate Security Documents, in each case, in form and substance satisfactory to the Required Lenders in their sole discretion within ten (10) days (or such longer time period if agreed to by the Administrative Agent at the direction of the Required Lenders) after the formation or acquisition thereof or after the first date upon which the respective Subsidiary of such Person becomes a Wholly-Owned Domestic Subsidiary.  Upon execution and delivery of a joinder to this Agreement, each such Person (i) shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents and (ii) will grant Liens to the Collateral Agent, for the benefit of the Secured Creditors, in any property of such Credit Party which constitutes Collateral pursuant to Security Documents satisfactory to the Required Lender in their sole discretion, if the Final DIP Order does not already create a valid and perfected Lien on such assets .  In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date, including the filing of the UCC financing statements (or their equivalent).  The Borrower shall deliver to the Administrative Agent prompt written notice if it or any other Credit Party acquires any Real Property on which any improvement is located that is subject to federal flood insurance laws and requirements.

(b)           The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets (including, if requested by the Administrative Agent at the direction of the Required Lenders, mortgages on any Real Property) and of the Borrower and such other Credit Party as are not covered by the original Security Documents (collectively, the “Additional Security Documents”).

(c)           The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Real Property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent (at the direction of the Required Lenders) may reasonably require.  Furthermore, the Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent (at the direction of the Required Lenders) to assure that this Section 9.11 has been complied with.

(d)           If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of such laws or regulations, and which shall otherwise be in form and substance satisfactory to the Administrative Agent in its sole discretion.

(e)           To the extent the Required Lenders request any deposit account control agreement, securities account control agreement or any intellectual property security agreement, in each case, in form and substance satisfactory to the Administrative Agent in its sole discretion, then the Borrower shall cause all such actions to be taken as promptly as practicable after the Effective Date (at the direction of the Required Lenders).

(f)            The Borrower agrees that each action required by clauses (b) through (e) of this Section 9.11 shall be completed as soon as possible, but in no event later than fifteen (15) days after such action is requested to be taken by the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders (as such date may be extended at the sole discretion of the Administration Agent acting at the direction of the Required Lenders); provided that, in no event will Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.11.

(g)           As soon as practicable, and in any event not later than five (5) Business Days after the request is made by the Required Lenders, each Credit Party shall execute and deliver to the Administrative Agent notices of the Final DIP Order, abstracts of the Final DIP Order or any other document reasonably requested by the Administrative Agent or the Required Lenders in connection with recording or registering any security interests or Liens against any Real Property of the Credit Parties.

9.12        Pleadings.  The Borrower will furnish the counsel to the Administrative Agent and counsel to the Commitment Parties no later than two Business Days prior to filing or distribution, with copies of all pleadings, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of any Credit Party with the Bankruptcy Court or the Chapter 11 Cases, or to be distributed by or on behalf of any Credit Party to any official committee appointed in the Chapter 11 Cases (except that with respect to emergency pleadings, motions or other filings for which, despite such Credit Party’s commercially reasonable efforts, two Business Days’ notice is impracticable, Borrower shall be required to furnish the same no later than concurrently with such filing or distribution thereof, as applicable).

9.13        Bi-Weekly Calls.  At the request of the Required Lenders, the Borrower will hold bi-weekly calls, at which counsel or any other advisor to the Commitment Parties are allowed to participate to discuss (i) the status of and updates to the Borrower’s business, and (ii) and address issues or matters that are in scope or nature consistent with the issues or matters addressed on past bi-weekly calls (if any).

9.14        Cooperation.  Borrower shall and shall cause its Domestic Subsidiaries to, at Borrower and its Domestic Subsidiaries’ sole expense, use commercially reasonable efforts to provide, at the request of the Buyer, all cooperation in connection with Buyer’s arrangement of debt financing to be entered into on or around the APA Closing Date.  Such cooperation by the Borrower shall include, at the request of the Buyer, (a) providing to the lenders of the Buyer financial and other information in the Borrower’s possession to consummate such debt financing, (b) making the Borrower’s and its Subsidiaries’ officers available to assist lenders of the Buyer (including by participating in a reasonable number of meetings, presentations, due diligence sessions, sessions with rating agencies and reasonably cooperating with the marketing efforts of the Buyer and lenders of the Buyer), (c) assisting with the preparation of materials for syndication documents (including bank information memoranda and lender and investor presentations), business projections and similar documents required in connection with such financing and other documents required in connection with obligation such financing, (d) cooperating reasonably with the due diligence by lenders of the Buyer and (e) otherwise reasonably cooperating in connection with the consummation of such financing.

9.15        Cash Management.  The Credit Parties shall maintain their cash management system approved by the Bankruptcy Court; provided, that the Borrower shall only withdraw or transfer from its accounts amounts necessary to fund expenses of the Credit Parties which do not violate the budget covenant set forth in Section 10.10.  Any material changes from such cash management system must be acceptable to the Required Lenders.

SECTION 10        Negative Covenants.

The Borrower hereby covenants and agrees that, until the Total Commitments have been terminated and the Loans, Fees and all other Obligations (other than contingent obligations for which no claim has been asserted) incurred hereunder, are paid in full:

10.01      Liens.  The Borrower will not, and will not permit any of its Domestic Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Domestic Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Domestic Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)           Liens for taxes, assessments or governmental charges or levies which are (i) not yet due, (ii) being contested in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by and in accordance with GAAP or (iii) stayed by the filing of the Chapter 11 Cases;

(b)           carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, which are (i) not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required with GAAP or (ii) stayed by the filing of the Chapter 11 Cases;

(c)           Liens in existence on the Petition Date;

(d)           Liens created or permitted by or pursuant to this Agreement, Cash Collateral Order, the Final DIP Order or the Security Documents;

(e)           (a) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons, which do not (x) interfere in any material respect with the business of Borrower or any of its Subsidiaries or (y) secure any Indebtedness for borrowed money, (b) the rights reserved or vested in any Person by the terms of any license, sublicense, lease or sublease held by the Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such license, sublicense, lease or sublease, or to require annual or periodic payments as a condition to the continuance thereof and (c) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Subsidiaries is a party;

(f)            Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(d), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(g)           easements, rights-of-way, restrictions, zoning and other similar restrictions, encroachments and other similar charges or encumbrances, and minor title or survey deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(h)           Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) regarding operating leases entered into in the ordinary course of business and permitted under this Agreement;

(i)            statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(j)            Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, environmental matters, unemployment insurance and social security and other employment benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(k)           Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(l)            Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more bank, custodian, investment, customs and other accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(n)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.04; and

(o)           Liens incurred in respect of Indebtedness permitted under Section 10.04(k).

Notwithstanding anything to the contrary herein, (a) the designation in any Credit Document of any Lien as a “Permitted Lien” is not, and shall not be deemed to be, an acknowledgment by any Secured Creditor that that any such Permitted Lien has priority over the Secured Creditors’ Liens securing the Obligations, and (b) any reference in any Credit Document to “subject to Permitted Liens” or “other than Permitted Liens” shall not be construed to be a subordination or postponement of any Lien of any Secured Creditor to any holder of a Permitted Lien, nor shall such reference elevate the priority of any Permitted Lien above the level it would otherwise have under applicable law.

10.02      Fundamental Changes  Other than as contemplated by the Sale Motion, the Borrower will not, and will not permit any of its Domestic Subsidiaries to wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, convey, sell, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, subject to the Commitment Parties’ consent in their sole discretion:

(a)           any Subsidiary of the Borrower that is a Credit Party may be merged, amalgamated or consolidated with or into the Borrower, provided that (a) no Default or Event of Default shall have occurred, be continuing or result therefrom, (b) both before and after giving effect to such transaction, the Borrower is in pro forma compliance with the financial covenants set forth in Section 10.10, (c) all of the transactions contemplated by this Section 10.02(a), and the terms, conditions and documentation thereof shall be in form and substance satisfactory to the Administrative Agent in its sole discretion, (d) at least 10 Business Days’ prior written notice of such transaction is given by the Borrower to the Administrative Agent, (e) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents and the Final DIP Order in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, amalgamation or consolidation) and all actions required to maintain said perfected status have been taken and (f) the Borrower shall be the continuing or surviving corporation;

(b)           any Subsidiary of the Borrower that is a Credit Party may merge, amalgamate or consolidate with and into any Wholly-Owned Domestic Subsidiary of the Borrower which is a Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents and the Final DIP Order in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(c)           any Subsidiary of the Borrower that is not a Credit Party may be merged, consolidated or amalgamated with and into, or transfer any of its assets to, any Wholly-Owned Subsidiary of the Borrower which is not a Guarantor; and

(d)           any Subsidiary of the Borrower that is a Credit Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Wholly-Owned Domestic Subsidiary of the Borrower which is a Guarantor, and any Subsidiary of the Borrower which is not a Credit Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary of the Borrower which is not a Credit Party.

10.03      Restricted Payments.  The Borrower will not, and will not permit any of its Domestic Subsidiaries to, authorize, declare or make, directly or indirectly, any Dividends, or incur any obligation (contingent or otherwise) to do so, except that each Domestic Subsidiary of the Borrower may pay cash Dividends to the Borrower or to another Domestic Subsidiary of the Borrower (and, in the case of a Dividend by a non-wholly owned Domestic Subsidiary to the Borrower or to another Domestic Subsidiary of the Borrower and to each other owner of Equity Interests of such Domestic Subsidiary based on their relative ownership interests of the relevant class of Equity Interests).

10.04      Indebtedness.  The Borrower will not, and will not permit any of its Domestic Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement, the Final DIP Order or the other Credit Documents;

(b)           Indebtedness outstanding on the Petition Date;

(c)           Indebtedness of the Borrower and the other Credit Parties under Hedging Agreements entered into in the ordinary course of business and consistent with past practices and providing protection to the Borrower and its Domestic Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or such Domestic Subsidiaries’ operations, in each case, so long as the entering into of such Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d)           Indebtedness of the Borrower and its Domestic Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness, provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease

Obligations and purchase money Indebtedness entered into after the Effective Date permitted by this clause (d) exceed $100,000;

(e)           Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(g);

(f)            Indebtedness consisting of unsecured guaranties by the Borrower and the Subsidiaries of the Borrower that are Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(g)           Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business and consistent with past practice;

(h)           Indebtedness incurred in the ordinary course of business consistent with past practice in respect of obligations of the Borrower or any of its Domestic Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;

(i)            Indebtedness of the Borrower or any Domestic Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and consistent with past practice, and not in connection with the borrowing of money or Hedging Agreements;

(j)            Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) and its Domestic Subsidiaries incurred in the ordinary course of business and consistent with past practice; and

(k)           Indebtedness in respect of any Approved Collateralized Obligations.

10.05      Investments.  The Borrower will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)           the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(b)           the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(c)           the Borrower and its Subsidiaries may hold the Investments held by them on the Petition Date; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(d)           the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)           the Borrower and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business and consistent with past practice in an aggregate amount not to exceed $50,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(f)            the Borrower and the other Credit Parties may enter into Hedging Agreements to the extent permitted by Section 10.04(c);

(g)           (i) any Credit Party may make intercompany loans and advances to any other Credit Party, (ii) any Subsidiary which is not a Credit Party may make intercompany loans and advances to any Credit Party and (iii) any Subsidiary which is not a Credit Party may make intercompany loans and advances to any other Subsidiary which is not a Credit Party (such intercompany loans and advances referred to in preceding clauses (i) through (iii), collectively, the “Intercompany Loans”), provided, that (v) no Default or an Event of Default then exists or would result therefrom, (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent  as Collateral, (y) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) any Intercompany Loans made to any Guarantor pursuant to this clause (g) shall cease to be permitted by this clause (g) if such Guarantor ceases to constitute a Guarantor that is a Wholly-Owned Domestic Subsidiary;

(h)           [reserved];

(i)            the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(j)            the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.07;

(k)                                 the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary and consistent with the Approved Budget; and

(l)                                     the Borrower and its Subsidiaries may make payments for the benefit of Black Warrior Methane Corp. and Black Warrior Transmission Corp., subject in all respects to the Cash Collateral Order.

10.06                 Transactions with Affiliates.  The Borrower will not, and will not permit any of its Domestic Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Domestic Subsidiaries, other than (i) transactions among Borrower and any Wholly Owned Domestic Subsidiary that is a Credit Party and (ii) transactions among the Subsidiaries of the Borrower which are not Credit Parties, except that the following in any event shall be permitted:

(a)                                 Dividends may be paid to the extent provided in Section 10.03;

(b)                                 customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and the other Credit Parties;

(c)                                  the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, severance agreements, employee benefits plans, stock purchase plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Domestic Subsidiaries in the ordinary course of business and consistent with past practice; provided, however, no funds of any Credit Party shall be used to make any of the foregoing payments on behalf of any Subsidiary that is not a Credit Party;

(d)                                 any sale of equipment expressly permitted under the Asset Purchase Agreement; and

(e)                                  Investments permitted under Section 10.05(l).

10.07                 Asset Sales.  The Borrower will not, and will not permit any of its Domestic Subsidiaries to effectuate any Asset Sale, except as contemplated by the Sale Motion or with the Commitment Parties’ consent in their sole discretion and the following:

(a)                                 the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete surplus or worn-out property (including IP Rights no longer material to the business) in the ordinary course of business and consistent with past practice;

(b)                                 sale of inventory in the ordinary course of business and consistent with past practice;

(c)                                  sale of property by any Credit Party to another Credit Party;

(d)                                 sale of property by any Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party,

(e)                                  each of the Borrower and its Subsidiaries may sell or discount, in each case, without recourse, in the ordinary course of business and consistent with past practice, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(f)                                   any leasing or subleasing, or any non-exclusive licensing or sublicensing, of real, personal or intellectual property in the ordinary course of business and consistent with past practice;

(g)                                  the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case, for cash at fair market value;

(h)                                 any Asset Sale permitted by Section 10.02;

(i)                                     any sale of equipment expressly permitted under the Asset Purchase Agreement; and

(j)                                    any single Asset Sale (or series of related Asset Sales) not to exceed $25,000, provided that the fair market value of all Asset Sales made pursuant to this clause (j) shall not exceed $500,000 in the aggregate;

provided, however, that any sale of assets pursuant to this Sections 10.07 shall be for fair market value, as determined in good faith by the Borrower, other than Asset Sales set forth in clauses (a), (c), (d), and (e) of this Section 10.07 so long as such Asset Sales are in the ordinary course of business and consistent with past practices.

10.08                 Limitation on Certain Restrictions on Subsidiaries.  The Borrower will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) make Dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) create, incur, assume or suffer to exist any Lien on properties or assets of the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the other Credit Documents or the Asset Purchase Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, and (v) restrictions in existence as of the Effective Date.

10.09                 Business; etc.  Borrower will not, and will not permit any of its Domestic Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Effective Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

10.10                 Financial Covenants.  Borrower will not, and will not permit any of its Domestic Subsidiaries to:

(a)                                 Budget Variance.

(i)                                     permit the aggregate amount of the actual net cash flow of the Debtors of the type set forth in the line item “Cumulative Net Cash Flow” on the Approved Budget for any Budget Testing Period to be lower than the budgeted amount set forth on the line item “Cumulative Net Cash Flow” on the Approved Budget for such Budget Testing Period by more than $10,000,000, provided, that “Cumulative Net Cash Flow” shall not include (w) fees and expenses of the Steering Committee Advisors, the Consultants, and the professionals retained by the Commitment Parties, and fees and expenses of professionals retained by the Administrative Agent, the Prepetition Administrative Agent, the Prepetition Trustee and the Debtors, (x) Cash Collateral provided with respect to Approved Collateralized Obligations, (y) key employee retention payments approved by both the Required Lenders and the Bankruptcy Court and (z) any other amounts excluded from “Cumulative Net Cash Flow” in the Cash Collateral Order;

(ii)                                  permit the aggregate amount of the actual disbursements of the Debtors of the type set forth in the line item “Cumulative Disbursements” on the Approved Budget for any Budget Testing Period to be greater than the budgeted amount set forth on the line item “Cumulative Disbursements” on the Approved Budget for such Budget Testing Period by more than the greater of (x) $5,000,000 and (y) 5.0% of such budgeted amount; provided, that “Cumulative Disbursement” shall not include (w) fees and expenses of the Steering Committee Advisors, the Consultants, and the professionals retained by the Commitment Parties, and fees and expenses of professionals retained by the Administrative Agent, the Prepetition Administrative Agent, the Prepetition Trustee and the Debtors, (x) Cash Collateral provided with respect to Approved Collateralized Obligations, (y) key employee retention payments approved by both the Required Lenders and the Bankruptcy Court and (z) any other amounts excluded from “Cumulative Disbursements” or “Cumulative Net Cash Flow” in the Cash Collateral Order.

(b)                                 Capital Expenditures. allow the cumulative amount of the actual capital expenditures, as calculated on a GAAP basis, for any Capital Expenditure Testing Period to exceed the budgeted amount set forth in the Capital Expenditure Budget for such Capital Expenditure Testing Period, also as calculated on a GAAP basis, by more than $1,500,000.

10.11                 Amendments of Organization Documents.  Borrower will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, amend, terminate or waive (or permit any amendment, termination or waiver of) the Organization Documents of the Borrower or any of its Subsidiaries, without the prior written consent of the Commitment Parties in their sole discretion.

10.12                 Chapter 11 Cases. Borrower will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly:

(a)                                 Except for the Carve-Out, incur, create, assume, suffer to exist or permit any other superpriority claim which is pari passu with or senior to the claims of the Administrative Agent, the Collateral Agent and the Lenders against the Credit Parties or the Adequate Protection Liens or the Prepetition Secured Parties’ Superpriority Claims, if any, except as set forth in, or permitted by, the Final DIP Order;

(b)                                 Without limiting subsection (c) below, make or permit to be made any change to the Final DIP Order without the consent of the Required Lenders in their sole discretion; or

(c)                                  File an application for the approval of any superpriority claim or any Lien in any of the Chapter 11 Cases that is pari passu with or senior to the Administrative Agent’s, the Collateral Agent’s and the Lenders’ superpriority claims or Liens securing the Obligations, except as permitted under the Final DIP Order.

10.13                 Prepayments, Etc. of Indebtedness.  Borrower will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly:

(a)                                 Prepay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness that is contractually subordinated to the Obligations; or

(b)                                 Make (i) any prepetition “critical vendor” payments or other payments on account of any creditor’s prepetition unsecured claim, (ii) payments on account of claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, (iii) payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, and (iv) payments on account of any prepetition Indebtedness, except in each case, in amounts and on terms and conditions authorized by order of the Bankruptcy Court on or prior to the Effective Date, otherwise expressly permitted under this Agreement or the Final DIP Order or with the consent of the Commitment Parties in their sole discretion.

10.14                 Sale Leasebacks.  Borrower will not, and will not permit any of its Domestic Subsidiaries to, engage, directly or indirectly, in any sale leaseback transactions involving any of the assets of the Borrower or its Subsidiaries.

10.15                 Anti-Terrorism Laws.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(a)                                 Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations;

(b)                                 Deal in or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Foreign Assets Control Regulations, Trading With the Enemy Act or the Executive Order; or

(c)                                  Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Foreign Assets Control Regulations, Trading With the Enemy Act, the Executive Order or the Patriots Act.

10.16                 Intercompany Limitation.  Notwithstanding anything to the contrary herein, Borrower will not, and will not permit any Guarantor to, send, transfer or otherwise provide any funds, assets or property (either in the form of Dividends, Investments, guarantees of obligations, repayments of intercompany liabilities (including interest thereon), Asset Sales, provisions of services or otherwise) to any Subsidiary of the Borrower that is not a Guarantor.

SECTION 11                        Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01                 Payments.  The Borrower or any Credit Party shall default in the payment when due of any principal or interest on any Loan or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02                 Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party in or in connection with any Credit Document or the borrowings hereunder, or any representation, warranty or statement or information contained in any report, certificate, financial statement or other instrument furnished by a Credit Party in connection with or pursuant to any Credit Document, shall have been false or misleading in any material respect on the date as of which made, deemed made or furnished (or in the case of any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”, shall prove to have been false or misleading in any respect when so made, deemed made or furnished); or

11.03                 Covenants.  The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(e), 9.01(g)(i), (ii) or (v), 9.04(i), 9.08, 9.10, 9.11, 9.12 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of three (3) days; or

11.04                 Default Under Other Agreements.  (i)  The Borrower or any of its Subsidiaries shall (x) default in any payment when due (subject to any applicable grace period) which is not stayed by the filing of the Chapter 11 Cases, whether by acceleration or otherwise of any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) which is not stayed by the filing of the Chapter 11 Cases or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which is to accelerate the maturity of such Indebtedness (and which is not stayed by the Chapter 11 Cases), or (ii) any Indebtedness (other than the Obligations), the payment of which is not stayed by the filing of the Chapter 11 Cases shall be declared to be (or shall become) due and payable, or required to be prepaid, other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $500,000.

11.05                 Bankruptcy, etc.  Other than the Canadian Entities, any Subsidiary of the Borrower that is not a Debtor commences any proceeding under any bankruptcy or insolvency proceeding, or there is commenced against such Subsidiary any such proceeding which remains undismissed for a period of 30 days after the filing thereof, or any such Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any such Subsidiary makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06                 ERISA.

(a)                                 One or more ERISA Events shall have occurred, or

(b)                                 there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a) and (b), either individually or in the aggregate, has had or would be reasonably expected to have, to the extent not stayed by the Chapter 11 Cases, a Material Adverse Effect; or

11.07                 Security Documents.  Any of the Security Documents or the Final DIP Order shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01); or

11.08                 Guaranties.  Any Guaranty or any provision thereof set forth in Section 13 shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with Section 14.11), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under this Agreement or any other Credit Document; or

11.09                 Judgments.  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower which is not stayed by the filing of the Chapter 11 Cases or otherwise involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $500,000; or

11.10                 Change of Control.  A Change of Control shall occur;

11.11                 Sale of all or Substantially all Assets.  Other than as contemplated by the Sale Motion, there occurs a sale of all or substantially all assets of the Borrower and its Subsidiaries;

11.12                 Chapter 11 Cases.

(a)                                 (i) Any Chapter 11 Case shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal or conversion of any Chapter 11 Case pursuant to Bankruptcy Code section 1112 or otherwise; or (ii) a trustee, responsible officer, or an examiner (other than a fee examiner) pursuant to Bankruptcy Code section 1104 shall be appointed or elected, as applicable, in any Chapter 11 Case, any Debtor shall apply for, consent to, or acquiesce in, any such appointment, or the Bankruptcy Court shall enter an order providing for such appointment;

(b)                                 Any Debtor shall file a motion or application for the approval of any superpriority claim, lien or security interest in the Chapter 11 Cases (other than the Carve-Out) that is pari passu with, or senior to claims, liens and interests of the Administrative Agent, the Collateral Agent and the Lenders;

(c)                                  Any Debtor creates or incurs, or the Bankruptcy Court enters an order granting, any claim, lien or security interest that is pari passu with, or senior to, any of the liens, claims or security interests granted to the Lenders, the Administrative Agent and the Collateral Agent;

(d)                                 Without the consent of the Required Lenders in their sole discretion, an order shall be entered reversing, staying, vacating, extending, supplementing, modifying or amending the Final DIP Order, or any Debtor shall file an application, motion or other pleading, or shall consent to the filing of such application, motion or other pleading seeking the foregoing;

(e)                                  Without the consent of the Required Lenders in their sole discretion, the date any provision of the Final DIP Order for any reason ceases to be valid and binding or any Debtor so asserts in any pleading filed in any court;

(f)                                   The Debtors, subject to permitted variances and Section 10.10 of this Agreement, shall not use the Loans and Collateral in a manner consistent with the Approved Budget and otherwise comply in any respect with any provision of the Final DIP Order;

(g)                                  the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any of the Debtor’s assets (other than in respect of insurance proceeds or with respect to assets having a fair market value of less than $1,000,000);

(h)                                 Following the entry of the Final DIP Order, an order of the Bankruptcy Court (or any other court of competent jurisdiction) shall be entered against any Lender regarding the Loans that has an adverse effect on such Lender’s rights and remedies hereunder; or any Debtor shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking the foregoing;

(i)                                     Debtor’s use or support of any portion of the Loans or Collateral to challenge the validity, perfection, priority, extent or enforceability of the Loans or the prepetition obligation or the Liens on the assets of the Debtors securing the Loans or the prepetition obligations;

(j)                                    Any Debtor’s support of any investigation or assertion of any claims against any Lender or any Agent;

(k)                                 Filing by any Debtor of any motion or proceeding, or the entry of any order by the Bankruptcy Court, which could have material impairment of the Lender’s rights under the Credit Documents;

(l)                                     An order shall be entered reversing, staying, vacating, terminating, modifying or amending the Sale Order, in each case without the prior written consent of the Required Lenders in their sole discretion, or any Debtor shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking the foregoing;

(m)                             Any material breach of, or failure to perform by Debtors of any of their agreements, covenants, representations or warranties contained in the Asset Purchase Agreement or in the Sale Order, which continues unremedied or uncured beyond any applicable notice or grace period set forth therein;

(n)                                 The termination of the Asset Purchase Agreement pursuant to Section 11 thereof prior to the APA Closing Date;

(o)                                 Payment of or granting adequate protection with respect to prepetition claims other than as approved by the Bankruptcy Court on or prior to the Effective Date or provided for in the Final DIP Order; or any Debtor shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking the foregoing;

(p)                                 A final non-appealable order of the Bankruptcy Court shall be entered that provides for the recovery from any portions of the Collateral of any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code; or any Credit Party shall bring a motion in the Chapter 11 Cases seeking, or otherwise consent to, authority from the Bankruptcy Court (i) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code or (ii) to effect any other action or actions (x)

materially adverse to the Administrative Agent, the Collateral Agent or the Lenders or their rights and remedies hereunder or their interest in the Collateral or (y) inconsistent with the Credit Documents in any material respect;

(q)                                 (i) The commencement of any adversary proceeding, contested matter or other action by any Credit Party either asserting any claims and defenses or otherwise against any of the Prepetition Secured Parties (as defined in the Final DIP Order) under the Prepetition Credit Agreement with respect to the obligations of any Credit Party thereunder or the liens granted to secure the obligations under the Prepetition Credit Agreement, except as may be permitted under the Final DIP Order;

(r)                                    The occurrence of any “Event of Default” under the Final DIP Order; or

(s)                                   Any DIP Claims and Liens granted with respect to the Loans shall cease to be valid, perfected and enforceable in all respects with the priority in the Final DIP Order, or (ii) the disallowance, expungement, extinguishment or impairment of any portion of the DIP Claims and Liens;

then, except as otherwise provided in the Final DIP Order, including any applicable notice period, if any Event of Default occurs, the Administrative Agent (at the direction of the Required Lenders) and the Lenders, may, exercise any remedies available to them hereunder, the Final DIP Order and applicable non-bankruptcy law, including, taking the following actions (without further order of, or application or motion to, the Bankruptcy Court (except as otherwise expressly provided in the Final DIP Order) or any other court, and without interference from any Credit Party or any other party in interest, at the same or different times), without prejudice to the rights of the Administrative Agent, the Collateral Agent or any Lender to enforce its claims against any Credit Party:

(i)                                     declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately;

(ii)                                  declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party;

(iii)                               after providing five (5) Business Days’ notice in accordance with the Final DIP Order, enforce the guaranty and all of the Liens and security interests created pursuant to the Credit Documents and the Final DIP Order, and all other remedies under applicable law (including, but not limited to, the Bankruptcy Code and the UCC), subject only to satisfaction of any notice requirement set forth in the Final DIP Order; and/or

(iv)                              after providing five (5) Business Days’ notice in accordance with the Final DIP Order, set-off any amounts held as Cash Collateral (including in any deposit accounts or securities accounts subject to a Deposit Account Control Agreement or a Securities Account Control Agreement).

11.13                 Application of Proceeds.  Subject to the Final DIP Order, including the payment of the Carve-Out, after the exercise of remedies by the Agent (at the direction of the Required Lenders) or any Lender pursuant to Section 11, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)                                 First, to the payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent, the Administrative Agent or their respective agents, trustees and counsels, and all expenses, liabilities and advances made or incurred by the Collateral Agent or the Administrative Agent, as applicable in connection therewith and all other amounts for which the Collateral Agent or the Administrative Agent, as applicable, is entitled to indemnification and/or reimbursement, in each case, pursuant to the provisions of any Credit Document;

(b)                                 Second, to payment in full in cash of all expenses, liabilities and advances made or incurred by the Secured Creditors (including, without limitation, the reasonable fees and disbursements of outside counsel, special counsel, financial advisor and other advisors or consultants retained by each of the Administrative Agent, the Collateral Agent and the Commitment Parties as set forth in Section 14.01) and all other amounts for which the Secured Creditors are entitled to indemnification and/or reimbursement, in each case, pursuant to the provisions of any Credit Document;

(c)                                  Third, without duplication of amounts applied pursuant to clause (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal), any fees and premiums (if any), in each case, equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)                                 Fourth, to the indefeasible payment in full in cash of principal amount of the Obligations, in each case, equally and ratably in accordance with the respective amounts thereof then due and owing; and

(e)                                  Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 11.13, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 12                        The Administrative Agent.

12.01                 Appointment.  The Lenders hereby irrevocably designate and appoint Citibank, N.A., as Administrative Agent (for purposes of this Section 12 and Section 14.01, the term “Administrative Agent” also shall include Citibank, N.A., in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02                 Nature of Duties.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary or optional action permitted to be taken by it pursuant to or in connection with this Agreement or any other Credit Document unless it shall be instructed in writing to do so by the Required Lenders. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03                 Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04                 Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05                 Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06                 Indemnification.  To the extent the Agent or any affiliate thereof or any of their respective Related Parties (collectively, the “Agent Indemnified Persons”) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent Indemnified Persons in proportion to their respective percentage of the aggregate outstanding amount of the Loans and Commitments held by all Lenders and their Affiliates on such date (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by any Agent Indemnified Person in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07                 Resignation by the Administrative Agent.

(a)                                 The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld, delayed or conditioned (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)                                  Upon a resignation of the Administrative Agent pursuant to this Section 12.07, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of Section 12.06 and Section 14.01 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.  Upon its acceptance of any appointment as a successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents.

12.08                 Collateral Matters.

(a)                                 Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  In addition, each Lender, for the benefit of all parties to this Agreement, authorizes and directs the Collateral Agent to enter into any amendments to the Security Documents that may be deemed by the Required Lenders to be necessary in connection therewith for the benefit of the Lenders and the Secured Creditors.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Collateral Agent, at its option and in its discretion (at the direction of the Required Lenders), to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all of the Obligations (other than indemnification obligations for which no claim has been asserted) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 14.11) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the Sale Motion.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.08; provided that any Lender that does not respond to such request within fifteen (15) days of it being made by the Collateral Agent shall have deemed to have confirmed the Collateral Agent’s authority to release the Collateral.

(c)                                  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Creditor hereby agree that in the event of a foreclosure by the Collateral Agent or on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent (at the direction of the Required Lenders) or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for, and representative of, the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled (at the direction of the Required Lender), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.09                 Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically and reasonably requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13                        Guaranty.

13.01                 Guaranty.

(a)                                 Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Creditors, and to the Secured Creditors the prompt and complete payment and performance when due and payable (whether at the stated maturity, by acceleration or otherwise) of all Obligations of the Borrowers and each other Credit Party.

(b)                                 Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Agreement) hereby confirms that it is its intention that the guaranty made by the Guarantors not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law.  To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Agreement) hereby irrevocably agrees that the Obligations guaranteed by such

Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws, not constitute a fraudulent transfer or conveyance for purposes of such laws.

(c)                                  Each Guarantor agrees that the Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guaranty contained in this Section 13 or affecting the rights and remedies of the Administrative Agent or any other Secured Creditor hereunder.

(d)                                 No payment made by the Borrower, any of the Guarantors or any other Person or received or collected by the Administrative Agent or any other Secured Creditor from the Borrower, any of the Guarantors or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or payment of any of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of any of the Obligations), remain liable for the Obligations guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earlier to occur of (i) the Maturity Date or (ii) the release of such Guarantor from this Agreement in accordance with the express provisions of Section 14.11 hereof.

13.02                 Amendments, etc. with respect to the Obligations.  To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Creditor may be rescinded by the Administrative Agent or such other Secured Creditor and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Administrative Agent or any other Secured Creditor, and this Agreement and the other Credit Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, in accordance with their respective terms, as the Administrative agent (at the direction of the Required Lenders) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Administrative agent or any other Secured Creditor for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative agent nor any other Secured Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Obligations or for the guaranty contained in this Section 13 or any property subject thereto, except to the extent required by applicable law.

13.03                 Guaranty Absolute and Unconditional.  Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative agent or any other Secured Creditor upon the guaranty contained in this Section 13 or acceptance of the guaranty contained in this Section 13; each of the Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 13; and all dealings between the Borrowers and any of the other Credit Parties, on the one hand, and the Administrative agent and the other Secured Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 13.  Except as expressly required under the Final DIP Order, each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrower or any of the other Credit Parties with respect to any of the Obligations.  Each Guarantor understands and agrees, to the extent permitted by law, that the guaranty contained in this Section 13 shall be construed as a continuing, absolute and unconditional guaranty of payment and not of collection.  Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses that it may have arising out of or in connection with any and all of the following:  (a) the validity or enforceability of this Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative agent or any other Secured Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any Borrower against the Administrative agent or any other Secured Creditor, (c) any change in the time, place, manner or place of payment or any amendment, waiver or increase in any of the Obligations in accordance with the terms of the documentation evidencing the same, (d) any exchange, taking, or release of Collateral, (e) any change in the structure or existence of any of the Borrower or any of the other Credit Parties (except as provided in, or permitted by, this Agreement), (f) any application of Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Administrative agent or any other Secured Creditor with respect thereto, including, without limitation:  (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower or any other Credit Party of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Obligations (other than inchoate indemnity obligations) guaranteed by it hereunder) (with or without notice to or knowledge of the Borrower or any other Credit Party) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Credit Party for its Obligations, or of such Guarantor under the guaranty contained in this Section 13, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Creditor may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guaranty for the Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Creditor to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Creditor against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

13.04                 Reinstatement.  The Guaranty of any Guarantor contained in this Section 13 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.05                 Payments.  Each Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent, for the benefit of the Secured Creditors, without set-off, counterclaim or other defense and on the same basis as payments are made by the Borrowers under Sections 5.03 and 5.04 of this Agreement.

13.06                 Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Credit Party’s and their Subsidiaries’ financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder and agrees that none of the Administrative Agent or the other Secured Creditors will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

13.07                 Indemnity and Subrogation.  In addition to all rights of indemnity and subrogation as the Guarantors may have under applicable law (subject to Section 13.09), the Borrower agrees that (a) in the event a payment of any Obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Credit Document to satisfy in whole or in part any Obligation owed to any Secured Creditor, the Borrower shall indemnify such Guarantor in an amount equal to the fair value of the assets so sold.

13.08                 Contribution and Subrogation.  Each Guarantor agrees (subject to Section 13.09) that, to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worth of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 13.09.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Agreement (and its guarantees contained herein) in accordance with the express provisions of Section 14.11 shall thereafter have no contribution obligations, or rights, pursuant to this Section 13.08, and at the time of any such release, the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided herein) based on the payments made hereunder by the remaining Guarantors.  The provisions of this Section 13.08 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Creditors, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Creditors for the full amount guaranteed by such Guarantor hereunder.

13.09                 Subordination.  Notwithstanding any provision in this Agreement to the contrary, all rights of the Guarantors under Sections 13.07 and 13.08 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations, and no Credit Party shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Creditor against the Borrower or any other Credit Party or any collateral security or guaranty or right of offset held by the Administrative Agent or any other Secured Creditor for the payment of any of the Obligations, nor shall any Credit Party seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Credit Party in respect of payments made by such Credit Party hereunder (or paid with proceeds of collateral of such Credit Party hereunder), until all amounts owing to the Administrative Agent and the other Secured Creditors on account of the Obligations are paid in full in cash and the Total Commitment has been terminated.  If any amount shall be paid to any Credit Party on account of such contribution or subrogation rights at any time when all of the Obligations shall not have been paid in full in cash or any of the Commitments shall remain in effect, such amount shall be held by such Credit Party in trust for the Administrative Agent and the other Secured Creditors, segregated from other funds of such Credit Party, and shall, forthwith upon receipt by such Credit Party, be turned over to the Administrative Agent in the exact form received by such Credit Party (duly indorsed by such Credit Party to the Administrative Agent, if required), to be held as collateral security for all of the Obligations (whether matured or unmatured) of, or guaranteed by, such Credit Party and/or then or at any time thereafter may be applied against any Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

SECTION 14                        Miscellaneous.

14.01                 Payment of Expenses; Indemnifications etc.

(a)                                 Each Credit Party hereby agrees, whether or not the transactions herein contemplated are consummated, to pay (i) all reasonable out-of-pocket costs and expenses of the

Administrative Agent, the Collateral Agent and the Commitment Parties (including, without limitation, the reasonable fees and disbursements of outside counsel, special counsel, financial advisor and other advisors or consultants retained by each of the Agent and the Commitment Parties) (but excluding the fees and expenses of any outside counsel or financial advisor retained by any individual Commitment Party) incurred on, prior to or after the Effective Date, in connection with (x) the Chapter 11 Cases or any other insolvency or bankruptcy proceedings of the Debtors, the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and (y) the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements or any “work-out”, and (ii) any fees of the Administrative Agent charged in connection with any “seasoning” of the Facility.  Notwithstanding the foregoing, in no event shall (i) the Agent and (ii) the Lenders, in each case, be entitled to the reimbursement of costs and expenses of more than one primary counsel, one local Alabama counsel and other special counsel and advisors, as needed.

(b)                                 Each Credit Party shall pay and hold the Administrative Agent, the Collateral Agent, the Commitment Parties and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent or such Lender, as applicable, as a result of the gross negligence or willful misconduct of such Person (as determined by a court of competent jurisdiction in a final and non-appealable decision)) to pay such taxes.

(c)                                  Each Credit Party shall indemnify the Administrative Agent, the Collateral Agent, each Commitment Party, each Lender, each Prepetition First Lien Secured Party and each of their respective Related Parties (each, an “Indemnified Person”) from, and hold each of them harmless against, any and all liabilities, obligations (including removal or remedial actions), losses, damages (including, without limitation, consequential damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including documented fees, disbursements and other charges of one primary counsel and one local counsel for each relevant jurisdiction to such Indemnified Persons (subject to the last sentence of clause (a) above) (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not such Indemnified Person is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement, any other Credit Document, the Final DIP Order or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder), or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, provided that no Credit Party shall have any obligation hereunder to any Indemnified Person with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of, or material breach of the obligations under this Agreement by, such Indemnified Person.  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent, any Lender or any other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(d)                                 To the fullest extent permitted by applicable law, each Credit Party shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(e)                                  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results solely from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(f)                                   All amounts due under this Section 14.01 shall be payable to the Administrative Agent for its own benefit or for the benefit of the Lenders or the other Indemnified Persons, as applicable, not later than five (5) Business Days after demand therefor.

14.02                 Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, but subject to any notice provisions in the Final DIP Order, each Agent (at the direction of the Required Lenders) and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, but subject to any notice provisions in the Final DIP Order, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provision or final) and any other Indebtedness at any time held or owing by such Agent or such Lender (including, without limitation, by branches and agencies of such Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to such Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.  The rights of each Lender and their respective Affiliates under this Section 14.02 are in addition to other rights and remedies (including other rights of set-off) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.03                 Notices.

(a)                                 Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier or other electronic cable communication) and mailed, telecopied or electronic transmission or delivered:  if to any Credit Party, at Walter Energy, Inc. 3000 Riverchase Galleria, Suite 1700, Birmingham, Alabama 35244 (Attn: Earl H. Doppelt; Fax: +1 (205) 776-7859; Email: earl.doppelt@walterenergy.com); if to any Lender, at its address specified in its Administrative Questionnaire; if to any Agent, at the Notice Office with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 (Attn: Joseph Smolinsky; Fax: +1 (212) 310-8007; Email: joseph.smolinsky@weil.com); and if to the Commitment Parties, to Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036 (Attn: Ira Dizengoff and Kristine Manoukian) and 1333 New Hampshire Avenue, N.W., Washington, DC 20036 (Attn: James Savin) or, as to any Credit Party or any Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telecopied, e-mailed or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier or sent by telecopier or electronic transmission, except that notices and communications to any Agent and the Borrower shall not be effective until received by any Agent or the Borrower, as the case may be.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including by posting such notices or communications on the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent, the Collateral Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

14.04                 Benefit of Agreement; Assignments; Participations.

(a)                                 Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no Credit Party may assign or otherwise transfer any of its rights, obligations or interest hereunder without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) and the Lenders and, provided further, that, although any Lender may, without consent or notice, grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its respective rights and obligations under this Agreement or (iii) release all or substantially all of (x) the Collateral under all the Security Documents (except as expressly provided in the Credit Documents or the Sale Motion) or (y) the Guaranty under this Agreement supporting the Loans in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.  To the extent that a participation would at the time of participation directly cause increased costs under Section 5.05 from those being charged by the respective Lender prior to such participation, then the Borrower shall not be obliged to pay such increased costs.

(b)                                 Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations hereunder to any existing Lender or Affiliate of a Lender or Approved Fund, provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or any of its Subsidiaries or (y) assign all, or if less than all, a portion equal to at least $100,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (it being understood that assignments may be done on a non-pro-rata basis between Loans and unfunded Commitments), provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes (if any) by the assigning Lender, new Notes will be issued, at the Borrower’s sole expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent shall be required in connection with any such assignment pursuant to clause (y) above (such consent not to be unreasonably withheld, delayed or conditioned); and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor).  To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Tax Compliance Certificate) and such other documentation described in Section 5.05(b).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 5.05 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).  Notwithstanding anything to the contrary herein, no assignment shall be made by any Lender to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or to a natural person.

(c)                                  Register.  Each Credit Party hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.04, to maintain a register (the “Register”) on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect any Credit Party’s obligations in respect of such Loans, except under Section 5.05(a).  With respect to any Lender, the transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loans and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b).  The Administrative Agent shall allow the Borrower or any Lender to inspect the Register at any time upon reasonable prior notice to the extent such inspection is reasonably determined by the Borrower or any Lender to be necessary to establish the relevant Loans or other obligations are in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  Without duplication with Section 14.01, each Credit Party agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.04(c).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and each Person whose name is recorded in the Participant Register shall be treated as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan is in registered from under Section 5f.103-1(c) of the U.S. Treasury Regulations.

(d)                                 Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank or any central bank in support of borrowings made by such Lender from such Federal Reserve Bank or central bank, any Lender which is a fund may pledge all or any portion of its Loans to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e)                                  Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 14.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 5.05, 12.06, 14.01 and 14.06), which shall survive as to such assigning Lender.

14.05                 No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

14.06                 Payments Pro Rata.

(a)                                 Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Credit Parties in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (ii) the provisions of this paragraph (b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations pursuant to Section 14.04.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

14.07                 Calculations; Computations.

(a)                                 The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) to the extent expressly provided herein, certain calculations shall be made on a pro forma basis.

(b)                                 All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days.

14.08                 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND BE

GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE.

(b)                                 EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT.  EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT.  EACH CREDIT PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT THE BANKRUPTCY COURT LACK PERSONAL JURISDICTION OVER SUCH CREDIT PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE BANKRUPTCY COURT, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH CREDIT PARTY.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING WITH RESPECT TO THE COLLATERAL AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE BANKRUPTCY COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.03. EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

(d)                                 EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF THE BANKRUPTCY COURT OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE BANKRUPTCY COURT REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.09                 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile or other electronic transmission), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

14.10                 Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.11                 Amendment or Waiver; etc.

(a)                                 Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender):

(i)                                     (x) extend the final scheduled maturity of any Loan, or (y) postpone the scheduled maturity of any Loan or extend any time for any payment (excluding mandatory prepayments) of any interest, Fees or other amounts due to the Lenders (or any of them) under this Agreement or under any other Credit Document without the written consent of each Lender entitled to such payment;

(ii)                                  waive, reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or any Fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender entitled to such amount, provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iii)                               release all or substantially all of (x) the Collateral (except as expressly provided or permitted in the Credit Documents or the Sale Motion) or (y) the guarantees under this Agreement;

(iv)                              amend, modify or waive any provision of this Section 14.11 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender adversely affected thereby;

(v)                                 consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement;

(vi)                              extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section to 11) without the written consent of such Lender;

(vii)                           change Section 11.13 or Section 14.06 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or in any manner that materially and adversely affects the Lenders without the written consent of each Lender adversely affected thereby;

(viii)                        subordinate any of the Obligations or any Lien created by this Agreement or any other Credit Document (except as permitted in this Agreement and the Credit Documents) without the consent of each Lender; or

(ix)                              modify, waive, release or subordinate the superpriority claim status of the Obligations (except as permitted in this Agreement and the Credit Documents) without the consent of each Lender.

(b)                                 Notwithstanding anything to the contrary contained in this Section 14.11, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended, supplemented and waived with the consent of the Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents, (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof and (z) no credit bidding with respect to the Obligations hereunder shall be permitted without the consent of each affected Lender.

14.12                 Survival

(a)                                 All indemnities set forth herein including, without limitation, in Sections 5.05, 12.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the making and repayment of the Obligations.  The Indemnified Persons shall be intended third party beneficiaries of all indemnities set forth herein.

(b)                                 To the extent any payment by or on behalf of any Credit Party is made to any Agent or any Lender, or any Agent or any Lender exercises its rights of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

(c)                                  All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue to in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

14.13                 Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.13 would, at the time of such transfer, result in increased costs under Section 5.05 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

14.14                 [Reserved].

14.15                 Confidentiality.

(a)                                 Subject to the provisions of clause (b) of this Section 14.15, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.15 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.15(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or in connection with pledges or assignments in favor of any Federal Reserve Bank or central bank permitted under Section 14.04(d), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 14.15 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any Loan or interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 14.15.

(b)                                 Each Credit Party hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.15 to the same extent as such Lender.

14.16                 Patriot Act.  Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act.  The Borrower shall, promptly following a reasonable request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

14.17                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

14.18                 Waiver of Immunities.  If any Credit Party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Credit Party hereby (to the fullest extent permitted by applicable law) irrevocably waives and agrees not to plead or claim such immunity in respect of its obligation under this Agreement and each other Credit Documents.  Each Credit Party agrees that the foregoing waivers shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended from time to time, and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

14.19                 No Advisory or No Fiduciary Duty.  Each Agent, the Lenders and their Affiliates (collectively, solely for purposes of this Section 14.19, the “Lender Parties”) may have economic interests that conflict with those of the Credit Parties, their respective stockholders and/or their respective Affiliates.  Each Credit Party agrees that nothing in this Agreement or other Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Credit Party, its stockholders or its Affiliates, on the other.  Each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the transactions contemplated by this Agreement and the other Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and any Credit Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to the Credit Parties except the obligations expressly set forth in this Agreement and other Credit Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.

14.20                 Required Lender Instructions.  Notwithstanding anything herein to the contrary, for purposes of any notice, instruction or direction required or requested from the Required Lenders in this Agreement (including, but not limited to, the letter of direction set forth in Section 7.09), any written notice, instruction or direction (including, without limitation, any notice, instruction or direction delivered by email) from Akin Gump Strauss Hauer & Feld LLP, as counsel to the Commitment Parties, shall be deemed a notice, instruction or direction delivered by the Required Lenders, as applicable.

14.21                 Final DIP Order.  In the event of any conflict between, or inconsistencies among, the Final DIP Order, on the one hand, and this Agreement or any other Credit Document, on the other hand, the Final DIP Order shall control to the extent of such conflict or inconsistency.

*      *      *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

BORROWER:

WALTER ENERGY, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Vice President and Treasurer

Address:

[Signature Page to DIP Credit Agreement]

GUARANTORS:

ATLANTIC DEVELOPMENT AND CAPITAL, LLC

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

ATLANTIC LEASECO, LLC

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

BLUE CREEK COAL SALES, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

[Signature Page to DIP Credit Agreement]

BLUE CREEK ENERGY, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

J.W. WALTER, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

JEFFERSON WARRIOR RAILROAD COMPANY, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

JIM WALTER HOMES, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

[Signature Page to DIP Credit Agreement]

JIM WALTER RESOURCES, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

MAPLE COAL CO. LLC

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

SLOSS-SHEFFIELD STEEL & IRON COMPANY

By:	/s/ Guy Hensley
	Name:	Guy Hensley
	Title:	Assistant Secretary

Address:

SP MACHINE, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

[Signature Page to DIP Credit Agreement]

TAFT COAL SALES & ASSOCIATES, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

TUSCALOOSA RESOURCES, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

V MANUFACTURING COMPANY

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

WALTER BLACK WARRIOR BASIN LLC

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

[Signature Page to DIP Credit Agreement]

WALTER COKE, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

WALTER ENERGY HOLDINGS, LLC

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	President and Treasurer

Address:

WALTER EXPLORATION & PRODUCTION LLC

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

WALTER HOME IMPROVEMENT, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

[Signature Page to DIP Credit Agreement]

WALTER LAND COMPANY

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

WALTER MINERALS, INC.

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

WALTER NATURAL GAS, LLC

By:	/s/ Michael D. Griffin
	Name:	Michael D. Griffin
	Title:	Treasurer

Address:

[Signature Page to DIP Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Shane Azzara
	Name:	Shane Azzara
	Title:	Vice President and Director

[Signature Page to DIP Credit Agreement]